EXHIBIT 10.1

CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF

THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN FILED

SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION

Execution Copy

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

SAVIENT PHARMACEUTICALS, INC.

and

INDEVUS PHARMACEUTICALS, INC.

DECEMBER 12, 2005

i

Table of Contents

(continued)

Table of Contents

(continued)

Seller’s Disclosure Schedule

Additional Schedules:
Schedule 1.1		DMFs
Schedule 2.1(a)(i)		Registrations and Applicable Permits
Schedule 2.1(a)(ii)(A)		Assigned Contracts
Schedule 2.1(a)(ii)(B)		Form of Sandoz Amendment
Schedule 2.1(a)(iii)		Trademark Rights and Domain Names
Schedule 5.3(a)		Medicaid Information

Exhibits:

Exhibit A	–	Bill of Sale
Exhibit B	–	Trademark Assignment
Exhibit C	–	Assumption Agreement
Exhibit D	–	NDA Transfer Letter
Exhibit E	–	NDA Assumption Letter
Exhibit F	–	Transition Services Agreement
Exhibit G	–	Third Party Consents

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 12, 2005 by and between SAVIENT PHARMACEUTICALS, INC., a Delaware corporation (the “Seller”), and INDEVUS PHARMACEUTICALS, INC., a Delaware corporation (the “Buyer”). The Seller and the Buyer are referred to collectively herein as the “Parties.”

INTRODUCTION

The Seller is engaged, among other matters, in the business of manufacturing, marketing and selling an injectable testosterone product known as the Delatestryl® product (such business being referred to as the “Product Operations”); and

The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Seller’s right, title and interest in and/or the right to use the Acquired Assets (as defined below), subject to the assumption by the Buyer of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I–

DEFINITIONS

1.1 Definitions.

Whenever used in this Agreement, the terms defined below shall have the indicated meaning:

“Acquired Assets” shall have the meaning set forth in Section 2.1(a).

“Act” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

“Agreed Amount” shall have the meaning set forth in Section 7.3(b).

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Affiliate” means, with respect to any Person, any Person which directly or indirectly through stock ownership or otherwise either controls, or is controlled by or under common control with, such Person.

“Ancillary Agreements” shall have the meaning set forth in Section 2.3(b).

“Applicable Permits” shall have the meaning set forth in Section 3.10.

“Assigned Contracts” shall have the meaning set forth in Section 2.1(a)(ii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.1(c).

“Assumption Agreement” shall have the meaning set forth in Section 2.3(b)(v).

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall have the meaning set forth in Section 6.2(d).

“Buyer Indemnitees” shall have the meaning set forth in Section 7.1.

“Buyer Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate (unless otherwise noted), (a) is materially adverse to the business, financial condition or results of operations of the Buyer taken as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which the Buyer competes which factors do not materially disproportionately affect the Buyer) or (b) materially impairs the ability of the Buyer to consummate the transactions contemplated by this Agreement; provided, however, that a “Buyer Material Adverse Effect” shall not include any adverse change, effect or circumstance (i) arising out of or resulting from acts or omissions by the Buyer as contemplated by or pursuant to this Agreement, (ii) arising out of or resulting from acts or omissions of the Seller, including without limitation acts or omissions contemplated by or pursuant to this Agreement, or (iii) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

“Change in Control” means the consolidation, merger or other business combination (including, without limitation, a reorganization or recapitalization) of the Buyer with or into another Person (other than (A) a consolidation or merger or other business combination (including, without limitation, a reorganization or recapitalization) in which holders of the Buyer’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, at least 50% of the voting power of the capital stock of the surviving entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Buyer).

“Claim Notice” shall have the meaning set forth in Section 7.3(b).

“Claimed Amount” shall have the meaning set forth in Section 7.3(b).

“Closing” shall have the meaning set forth in Section 2.3(a).

“Closing Date” means the date two Business Days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article VI).

“Closing Date Trade Inventory Days Adjustment” means the number of days by which the Trade Inventory Days as of the Closing Date is less than or greater than thirty-four (34), as applicable, multiplied by [*].

“Closing Date Trade Inventory Statement” shall have the meaning set forth in Section 2.5.

“Closing Product Inventory” means all of the Delatestryl® Vials owned by the Seller and stored at warehouses or distribution centers of [*] or [*], on the Closing Date, excluding Delatestryl® Vials that as of the Closing Date constitute Delatestryl® Product that has been returned.

“Competing Product” means any injectable dosage form of testosterone comprising 200 mg/ml available in a 5 ml multi-dose vial.

“Confidentiality Agreement” shall have the meaning set forth in Section 5.3(a).

“CSA” means the Controlled Substances Act, Title II of the Comprehensive Drug Abuse Prevention and Control Act of 1970.

“Damages” shall have the meaning set forth in Section 7.1.

“DEA” means the United States Drug Enforcement Administration.

“Deferred Payment Period” shall have the meaning set forth in Section 2.4(a).

“Delatestryl® Net Sales” means the excess of (a) the gross amount invoiced by the Buyer or its subsidiaries or Affiliates from or on account of sales or other dispositions of any Delatestryl® Product over (b) any Delatestryl® Net Sales Deductions. Delatestryl® Net Sales shall not result from any transfer among the Buyer and any of its subsidiaries or Affiliates for resale, but shall result from the resale by the subsidiary or Affiliate. Delatestryl® Net Sales shall be determined by Buyer in accordance with GAAP and at the time such sales are recognized as revenue by Buyer.

“Delatestryl® Net Sales Deductions” means, with respect to invoiced sales of Delatestryl® Product:

(i) normal, customary, cash, quantity, trade or other negotiated discounts (including volume discounts) actually given or made;

(ii) amounts actually paid, repaid or credited (a) for credits, charge backs, reductions or rebates (including rebates to governmental agencies or commercial buying groups), or (b) by reason of rejections, recalls, outdated products or returns (including allowance for breakage or spoilage);

(iii) retroactive price reductions;

[*]	CONFIDENTIAL TREATMENT REQUESTED

(iv) sales, excise taxes, or other taxes, custom duties, and other governmental charges, and freight, shipping and shipping insurance charges; and

(v) allowances for bad debts and unpaid accounts in respect of the sale of Delatestryl® Product and reflected on the Buyer’s financial statements, provided, however, that any such allowance that is adjusted shall be reflected in the next Delatestryl® Net Sales Statement, and a corresponding adjustment shall be made to the next Delatestryl® Net Sales Statement if any such underlying invoice is subsequently paid.

“Delatestryl® Net Sales Statement” shall have the meaning set forth in Section 2.4(b).

“Delatestryl® Product” means the injectable testosterone product used to treat men with hypogonadism (testosterone deficiency) currently sold by the Seller under the name Delatestryl® and referenced in the NDA. For purposes of Delatestryl® Net Sales, “Delatestryl® Product” shall also include any other product marketed by or on behalf of Buyer under the Delatestryl® trademark.

“Delatestryl® Vial” means the injectable dose of Delatestryl® (200 mg/ml available in a 5 ml multi-dose vial) as approved in the NDA.

“Designated Intellectual Property” shall have the meaning set forth in Section 3.6(a).

“DMF” shall mean a Drug Master File as defined in 21 CFR § 314.420, including all amendments thereto.

“Environmental Laws” means all Laws relating to protection of human health and protection of the environment, air, water, or land, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other Law having a similar subject matter.

“Excluded Assets” shall have the meaning set forth in Section 2.1(b).

“Excluded Contract” means any oral or written contract, commitment, purchase order, lease, note or other agreement to which Seller is a Party, other than the Assigned Contracts.

“Excluded Records” means all records related to (i) human resources and any other employee-related files and records, (ii) financial and accounting records not related to the Product Operations, (iii) tax files, documents, instruments, papers, books or records not related to the Product Operations, and (iv) the filing, prosecution, issuance, maintenance, enforcement or defense of any intellectual property rights not included in the Designated Intellectual Property.

“Excluded Liabilities” shall have the meaning set forth in Section 2.1(d).

“Financial Information” shall have the meaning set forth in Section 3.21.

“FDA” shall have the meaning set forth in Section 2.1(a)(i).

“FDA Approval” means the definitive approval, clearance or authorization of the FDA that allows Seller to make, sell, promote, market and distribute the Delatestryl® Product for therapeutic use in humans on a lawful and commercial basis in the United States.

“GAAP” means generally accepted accounting principles as used in the United States of America, consistently applied.

“Good Practices” means compliance in all material respects with the applicable requirements contained in “Good Laboratory Practices,” “Investigational New Drug”, “Good Clinical Practices,” “New Drug, and/or “current Good Manufacturing Practices” regulations as promulgated by the FDA.

“Governmental Authority” means any governmental department, commission, board, bureau, agency, court or other instrumentality of the United States, or any state, county, jurisdiction, municipality or other political subdivision thereof.

“Governmental Filings” shall have the meaning set forth in Section 5.1.

“Indemnified Party” shall have the meaning set forth in Section 7.3(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.3(a).

“Information” shall have the meaning set forth in Section 9.1(a).

“Intangible Property Rights” shall mean those set forth in Section 2.1(a)(iv).

“Inventory Transition Period” shall have the meaning set forth in Section 9.2(a).

“Knowledge of the Seller” shall have the meaning set forth in Article III.

“Knowledge of the Buyer” shall have the meaning set forth in Article IV.

“Law” means any federal, state, local or foreign law, statute or ordinance, or any rule, regulation or regulatory requirement promulgated by any Governmental Authority.

“Letters of Authorization” means letters of authorization duly executed by the holders of the DMFs set forth on Schedule 1.1 and any other DMFs referenced or which are required to be referenced in the NDA, in each case authorizing Buyer the right to reference in the NDA such DMFs.

“Lien” means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, license, covenant, or other encumbrance (including the filing of, or agreement to give any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business of the Seller and not material to the Seller.

“Medical Product Regulatory Authority” means any Governmental Authority that regulates the safety, efficacy, reliability, manufacture, investigation, sale or marketing of pharmaceuticals, medical products, biologics or biopharmaceuticals, including, without limitation, the FDA and the DEA.

“NDA Filing Date” shall have the meaning set forth in Section 3.5(a).

“NDA” shall have the meaning set forth in Section 2.1(a)(i).

“NDC Number” means a National Drug Code number, as listed with the FDA.

“NDA Transfer Letter” shall have the meaning set forth in Section 2.1(e).

“Net Sales Deferred Payments” shall have the meaning set forth in Section 2.4(a).

“Ordinary Course of Business” means an action that is in compliance with applicable Laws and is consistent in nature, scope and magnitude with the past practices of Seller and its Affiliates with respect to the Product Operations.

“Parties” shall have the meaning set forth in the first paragraph of this Agreement.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a federal, state, local or foreign government or regulatory entity or political subdivision or an agency or instrumentality thereof.

“Product Operations” shall have the meaning set forth in the Introduction.

“Product Records” means all of the records (or portions thereof) relating exclusively to the Delatestryl® Product or the Product Operations, including all files (including all electronic data files), documents, correspondence, lists (including customer lists), drawings and specifications, marketing plans, studies (including market research and market data), pre-clinical and clinical data, regulatory and other reports (including pharmacovigilance reports), and other printed or written materials of or relating to the Product Operations held by Seller (in whatever form or medium), including (i) any correspondence with any Governmental Authority related to the use, development, marketing, distribution or sale of the Delatestryl® Product (including any information on adverse events, written contact regulatory reports and formal minutes with any Governmental Authority), and (ii) any documents relating to the Registrations or to the subject matter of the Registrations, in each case, for the period commencing no later than January 1, 2000, that are licensed, owned or controlled by or otherwise in the possession of Seller and except to the extent included in or primarily related to any Excluded Assets or Excluded Liabilities and excluding the Excluded Records.

“Purchase Price” shall have the meaning set forth in Section 2.2(a).

“Quarter” shall have the meaning set forth in Section 2.4(b).

“Rebate Charges” means amounts claimed by or under Medicaid, state rebate programs, federal government rebate programs, pharmaceutical benefit management organizations, managed care organizations and other Persons (collectively, “Rebate Parties”) as rebates under contracts between the Rebate Parties and the Seller (it being agreed that, with respect to Medicaid and state rebate programs, such amounts shall be limited to claims with respect to the Seller’s NDC Number).

“Registrations” means (i) the approvals or registrations which have been received by Seller before the Closing Date, for the investigation, sale, distribution and/or marketing of the Delatestryl® Product and relating to the Product Operations (including any NDAs), and (ii) all reports, data and other written materials filed as part of such approvals or registrations, or maintained by Seller and relating to such approvals or registrations.

“Scientific Data” shall have the meaning set forth in Section 3.16(a).

“SEC” means the Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Certificate” shall have the meaning set forth in Section 6.1(d).

“Seller’s Disclosure Schedule” shall have the meaning set forth in Article III.

“Seller Indemnitees” shall have the meaning set forth in Section 7.2.

“Seller Material Adverse Effect” shall have the meaning set forth in Section 3.1.

“Seller’s NDC Number” means the NDC Number that has been used by Seller in connection with the Delatestryl® Product prior to Closing.

“Specifications” shall have the meaning set forth in Section 3.15.

“Taxes” (and with correlative meanings, “Tax” and “Taxable”) means all taxes of any kind imposed by a Governmental Authority, including but not limited to those on, or measured by or referred to as income, gross receipts, financial operation, sales, use, ad valorem, value added, alternative or add-on minimum, franchise, profits, license, withholding, payroll (including all contributions or premiums pursuant to governmental social security laws or pursuant to other tax laws and regulations), employment, excise, or severance and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof.

“Tax Returns” means all reports, returns, schedules and any other documents required to be filed with a Governmental Authority with respect to Taxes.

“Third Party Claim” shall have the meaning set forth in Section 7.3(a).

“Third Party Consents” shall have the meaning set forth in Section 3.3(b).

“Trade Inventory” means, as of a particular date, all of the Delatestryl® Vials that have been shipped by Seller to distributors, wholesalers and/or other customers listed on Section 3.12 of the Seller’s Disclosure Schedule (“Seller’s Customers”) prior to or as of such date and which, as of such date, have not yet been sold to an end user, as determined in accordance with Section 2.5.

“Trade Inventory Days” means, as of the Closing Date, the result obtained by adding:

(1) the number of Delatestryl® Vials constituting the Trade Inventory as of December 31, 2005 divided by the number of Delatestryl® Vials sold by Seller’s Customers for the Quarter ended December 31, 2005, multiplied by [*] and

(2) the dollar amount of gross sales of Delatestryl® Vials sold by Seller to Seller’s Customers for the period from January 1, 2006 through the day immediately preceding the Closing Date divided by [*];

and then subtracting

(3) the result obtained by (A) dividing (i) the product of the number of Delatestryl® Vials sold by Seller’s Customers for the Quarter ended December 31, 2005 multiplied by [*], by (ii) [*], (B) dividing the result thereof by [*], and (C) multiplying the result thereof by the number of days after December 31, 2005 through the day immediately preceding the Closing Date.

“Trademark Assignment” shall have the meaning set forth in Section 2.3(b)(iv).

“Trademark Rights” shall have the meaning set forth in Section 2.1(a)(iii).

“Transition Services Agreement” shall have the meaning set forth in Section 2.3(b)(vii).

“Wholesaler Charges” means amounts claimed by wholesalers of the Delatestryl® Product as chargebacks under contracts between group purchasing organizations, FSS and PHS (collectively, “GPOs”) and the Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and the Seller.

ARTICLE II–

ASSET PURCHASE

2.1 Purchase and Sale of Assets; Assumption of Liabilities.

(a) Transfer of Assets. On and subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to the following specifically identified assets, properties and rights of the Seller used in connection with and relating to the Product Operations (the “Acquired Assets”), free and clear of all Liens other than Liens for Taxes that are not yet due and payable and Liens arising solely by action of the Buyer:

[*]	CONFIDENTIAL TREATMENT REQUESTED

(i) the Registrations and Applicable Permits, including without limitation the New Drug Application (No. 009-165) issued by the United States Food and Drug Administration (the “FDA”) (together with all amendments, supplements and updates thereto, the “NDA”), and the other approvals, registrations, and associated materials set forth on Schedule 2.1(a)(i) hereto;

(ii) (A) the contracts, licenses, agreements and other instruments related to the Product Operations set forth under the heading “Assigned Contracts” on Schedule 2.1(a)(ii)(A) hereto, (B) in the event entered into prior to the Closing, an amendment by and between Seller and Sandoz Canada Inc. (“Sandoz”) in form and substance acceptable to Buyer (provided that the form and substance thereof attached as Schedule 2.1(a)(ii)(B) hereto shall be deemed acceptable to Buyer) (the “Sandoz Amendment”), and (C) any other contracts, licenses, agreements and other instruments relating exclusively to the Product Operations and entered into after the date of this Agreement and agreed to in advance in writing by the Buyer, which agreement may be given, if at all, at the discretion of the Buyer (collectively, the “Assigned Contracts”), in each case subject to the delivery to Buyer at Closing of the Third Party Consents.

(iii) the name “Delatestryl” and any variant thereof, the trademarks and trade names and all registrations thereof and all related registration applications set forth on Schedule 2.1(a)(iii) hereto and all proceeds of the foregoing and the right to sue for past, present and future infringements of any of the foregoing and all future proceeds of such suits (the “Trademark Rights”), and the domain names set forth on Schedule 2.1(a)(iii) hereto;

(iv) intangible property rights and all Designated Intellectual Property (other than the Trademark Rights) to the extent that such intangible property rights relate exclusively to the Delatestryl® Product or the Product Operations, whether or not patentable, including but not limited to patents, patent applications, inventions, discoveries, trade secrets, technical information, know-how, copyrights (including copyrights in any content, package inserts, marketing or promotional material, labeling information or other text related exclusively to the Delatestryl® Product or the Product Operations provided to consumers) and other confidential business information (collectively, the “Intangible Property Rights”);

(v) the exclusive right to satisfy all unfilled purchase orders relating to the Delatestryl® Product as of the Closing Date;

(vi) all brochures and other promotional and printed materials, trade show materials (including displays), videos, web pages, advertising and/or marketing materials, package inserts and packaging materials (all in physical form, pdf, quark, or other electronic file and camera-ready artwork), including without limitation materials containing post-marketing clinical data, in the Seller’s possession or under its control used exclusively in connection with the promotion and sale of the Delatestryl® Product and/or the conduct of the Product Operations;

(vii) all warranties and guarantees and other similar contractual rights made by third parties in favor of the Seller with respect to the Delatestryl® Product or the Product Operations, in each case with respect to the period following the Closing;

(viii) copies of all customer and supplier lists, marketing studies, consultant reports, and correspondence (excluding invoices) related exclusively to the Delatestryl® Product or the Product Operations to the extent maintained by the Seller, and all complaint files and adverse event files related exclusively to the Delatestryl® Product or the Product Operations;

(ix) the Applicable Permits;

(x) the Closing Product Inventory;

(xi) the Scientific Data, including without limitation any rights of access that the Seller has to the Scientific Data;

(xii) all the goodwill of the Product Operations;

(xiii) all of Seller’s right, title, and interest in and to the Delatestryl® Product, including all rights of the Seller and its Affiliates to develop, manufacture, make and have made, offer to sell, sell, distribute, promote, and use the Delatestryl® Product, to the extent Seller has such rights; and

(xiv) all Product Records (other than the Excluded Records), to the extent not covered by any of the foregoing, provided, that Seller may retain one copy of any such Product Records, solely for legal, regulatory, Tax or accounting purposes.

(b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Seller is not selling, conveying, assigning, transferring or delivering to the Buyer any assets, properties or rights of the Seller other than those specifically identified in Section 2.1(a). All other assets, properties and rights of the Seller are not being sold, conveyed, assigned, transferred or delivered to the Buyer hereunder (the “Excluded Assets”), whether or not they are related to the Product Operations.

(c) Assumed Liabilities. On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing, the Buyer shall assume and agree to pay, perform and discharge when due solely the following liabilities and obligations of the Seller (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due) (the “Assumed Liabilities”):

(i) all obligations to be performed after the Closing under the Assigned Contracts, except that the Buyer shall not assume or agree to pay, discharge or perform and Assumed Liabilities shall not include (a) any liabilities or obligations arising out of or related to any breach or default (or alleged breach or default) that occurs prior to the Closing by the Seller; or (b) any liabilities or obligations under any Assigned Contract that were incurred by Seller, or that arose or that may arise out of or relate to any event, circumstance or condition occurring, on or prior to the Closing, all of which liabilities and obligations arising from such a breaches or defaults, or events, circumstances or conditions, shall constitute Excluded Liabilities.;

(ii) all liabilities and obligations under the Registrations to the extent to be performed after the Closing;

(iii) all liabilities with respect to all actions, suits, proceedings, disputes, claims or investigations arising out of or related to the operation of the Acquired Assets or the Product Operations after, and solely to the extent arising out of or relating to an event, circumstance or condition occurring after, the Closing;

(iv) all liabilities and obligations arising out of or relating to the replacement, return or refund of the purchase price of any Delatestryl® Product sold by or on behalf of Buyer or any of its Affiliates after the Closing;

(v) all liabilities and obligations arising out of or relating to any claim for breach of warranty in respect of (A) any Delatestryl® Product that was manufactured, distributed and sold by or on behalf of Buyer or any of its Affiliates after the Closing, or (B) any Closing Product Inventory, but in the case of clause (B) only to the extent that such claim arises out of or is attributable to Buyer’s or its agent’s direct or indirect handling, storage, alteration, treatment or other use or possession of such Closing Product Inventory following the Closing;

(vi) all liabilities and obligations arising out of or relating to any product liability claim involving (A) the Delatestryl® Product, including without limitation injury to or death of persons or damage to or destruction of property, to the extent the occurrence, use or misuse giving rise thereto, the date of manufacture, distribution and sale of the Delatestryl® Product involved, and the date such claims are made, took place after the Closing Date, or (B) the Closing Product Inventory, including without limitation injury to or death of persons or damage to or destruction of property, to the extent the occurrence, use or misuse giving rise thereto, the distribution and sale of the Delatestryl® Product involved, and the date such claims are made, took place after the Closing Date, but in the case of clause (B) only to the extent that such claim arises out of or is attributable to Buyer’s or its agent’s direct or indirect handling, storage, alteration, treatment or other use or possession of such Closing Product Inventory following the Closing; and

(vii) all other liabilities and obligations in respect of the Product Operations or the Acquired Assets not specifically referred to in subsections (i) through (vi) above, but only to the extent arising out of any event, circumstance or condition occurring after the Closing Date, other than Excluded Liabilities.

For greater clarity, the Parties acknowledge and agree that (a) notwithstanding anything to the contrary contained in this Section 2.1(c), if any liabilities or obligations that arise from any event, circumstance or condition occurring after the Closing relate to or in any way involve any Delatestryl® Product that has been sold, the Buyer shall only assume (and the Assumed Liabilities shall include solely) those liabilities and obligations to the extent they arise from those Delatestryl® Products sold after the Closing Date by or on behalf of the Buyer and Seller shall retain all liabilities and obligations arising from those Delatestryl® Products sold prior to the Closing Date by or on behalf of Seller; and (b) Buyer shall have no responsibility, liability or obligation hereunder, whether matured, unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, with respect to the Product Operations pertaining to the period prior to the Closing (all of which shall be Excluded Liabilities), unless it is specifically set forth in the definition of Assumed Liabilities.

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not, at the Closing or at any time thereafter, be responsible for, assume or agree to pay, perform or discharge, and the Seller shall remain responsible and liable for and shall pay, perform and discharge when due, any and all liabilities and obligations of the Seller relating to Delatestryl® Product, the Product Operations, the Acquired Assets and under any Excluded Contract (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), other than the Assumed Liabilities (the “Excluded Liabilities”). All liabilities and obligations of or relating to Delatestryl® Product, the Acquired Assets or the Product Operations not being expressly assumed by the Buyer under Section 2.1(c) of this Agreement or that are under any Excluded Contract shall be retained by the Seller and are included in Excluded Liabilities.

(e) Registrations and Applicable Permits. On the Closing Date, the Seller shall assign or transfer to the Buyer, and the Buyer will assume, the Registrations and Applicable Permits to the extent provided in this Agreement. To the extent that the assignment or transfer of all or any portion of any Registration or Applicable Permit shall require a filing with any Governmental Authority by Seller, Seller shall, not later than the Closing Date, file the required documentation with such Governmental Authority authorizing the assignment of such Registration or Applicable Permit effective as of the Closing Date. Without limiting the generality of the foregoing, attached as Exhibit D is a copy of the letter to be duly executed by and submitted by or on behalf of Seller to the FDA on the Closing Date authorizing the transfer of ownership of the NDA from Seller to Buyer (the “NDA Transfer Letter”). As soon as practicable after the Closing and the receipt by Buyer of the FDA’s acknowledgment letter, Buyer shall execute and submit to the FDA a letter, accompanied by the NDA transfer letter, acknowledging Buyer’s commitment to assume ownership of the NDA, substantially in the form of the letter attached as Exhibit E.

2.2 Purchase Price and Related Matters.

(a) Purchase Price. In consideration of the sale and transfer of the Acquired Assets, the Buyer shall make the payments contemplated by Subsections (i) - (v) of this Section 2.2(a) to the Seller (collectively, the “Purchase Price”) and assume the Assumed Liabilities as provided in Section 2.1(c). All payments under this Agreement shall be made by wire transfer of immediately available funds to an account designated by the Seller in writing at least two (2) Business Days prior to the date that the payment is due.

(i) At the Closing, the Buyer shall pay to the Seller $5,000,000.

(ii) At the Closing, the Buyer shall also pay to the Seller an amount equal to (A) the number of Delatestryl® Vials constituting the Closing Product Inventory multiplied by [*] (the “Aggregate Closing Product Inventory Amount”) divided by (B) three (such quotient the “Annual Inventory Payment”).

[*]	CONFIDENTIAL TREATMENT REQUESTED

(iii) On the first anniversary of the Closing Date, the Buyer shall pay to the Seller an amount equal to the Annual Inventory Payment.

(iv) On the second anniversary of the Closing Date, the Buyer shall pay to the Seller an amount equal to the Annual Inventory Payment.

(v) The Buyer shall make the Net Sales Deferred Payments in the manner and at the times contemplated by Section 2.4 of this Agreement.

(b) Allocation. The Buyer and the Seller shall use their commercially reasonable efforts to agree, as soon as practicable after Closing but in no event later than forty-five (45) days prior to the due date of filing of any IRS Form 8594 with respect to the transactions contemplated by this Agreement, to an allocation of the Purchase Price among the Acquired Assets for tax purposes in accordance with the methodology required by Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). The Buyer and the Seller agree to file IRS Form 8594 and all Tax Returns in accordance with such allocation to the extent permitted by applicable Law. If the Buyer and the Seller cannot reach agreement on the allocation of the Purchase Price within forty-five (45) days prior to the due date of filing of any Form 8594, then the Buyer and the Seller shall jointly engage a firm of independent certified public accountants (the “Accountant”). The Accountant shall determine such allocation of the Purchase Price based upon its appraisal of the fair value of the Acquired Assets among which the Purchase Price is to be allocated. The Buyer and the Seller agree to promptly provide to the Accountant such information as the Accountant may reasonably request in connection with the preparation of such allocation and shall request that the Accountant prepare and deliver to the Buyer and the Seller such allocation as promptly as practicable. The Buyer and the Seller shall each pay 50% of the fees and expenses of the Accountant for its services under this Section 2.2(b). The resolution by the Accountant of the matters set forth in this Section 2.2(b) shall be conclusive and binding upon the Buyer and the Seller. The Buyer and the Seller agree that the procedure set forth in this Section 2.2(b) for resolving disputes with respect to the allocation of the Purchase Price shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit either Party from instituting litigation to enforce any ruling of the Accountant.

2.3 The Closing.

(a) Time and Location. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP in New York, New York, commencing at 10:00 a.m., New York time, on the Closing Date, or on such other date and at such other place as the Parties shall mutually agree in writing.

(b) Actions at the Closing. At the Closing:

(i) the Seller shall deliver (or cause to be delivered) to the Buyer the various certificates, instruments and documents required to be delivered under Section 6.1;

(ii) the Buyer shall deliver (or cause to be delivered) to the Seller the various certificates, instruments and documents required to be delivered under Section 6.2;

(iii) the Seller shall execute and deliver a Bill of Sale in the form attached hereto as Exhibit A;

(iv) the Seller shall execute and deliver a Trademark Assignment in the form attached hereto as Exhibit B, suitable for recordation in the United States Patent and Trademark Office (the “Trademark Assignment”);

(v) the Seller and the Buyer shall execute and deliver to each other counterparts of an Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Assumption Agreement”)

(vi) the Seller shall deliver to Buyer a copy of the executed NDA Transfer Letter;

(vii) the Seller and the Buyer shall execute and deliver to each other counterparts of a Transition Services Agreement substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”);

(viii) the Seller shall deliver (or cause to be delivered) to Buyer duly executed Third Party Consents substantially in the forms attached as Exhibit G;

(ix) the Buyer shall pay to the Seller the portion of the Purchase Price required by Sections 2.2(a)(i) and (ii);

(x) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, all of the Acquired Assets of a tangible nature, including documents and data in electronic formats, to the extent that such documents and data are in electronic formats; and

(xi) the Seller shall update and deliver to Buyer Section 3.19 of Seller’s Disclosure Schedule such that Section 3.19 sets forth a complete and accurate list as of the Closing Date of the number of Delatestryl® Vials that actually constitute the Closing Product Inventory as of the Closing Date, and shall make available to the Buyer, and Buyer shall take delivery of, the Closing Product Inventory, subject to the provisions of the Transition Services Agreement.

The agreements and instruments referred to in clauses (iii), (iv), (v) and (vii) above are referred to herein as the “Ancillary Agreements.”

2.4 Net Sales Deferred Payments.

(a) The Buyer shall make payments to the Seller in the amounts set forth below for a period of three years after the Closing Date (the “Deferred Payment Period”), which payments shall be made at the times set forth in Section 2.4(b).

(i) The Buyer shall pay to the Seller five percent (5%) of the first $5,000,000 of cumulative Delatestryl® Net Sales during the Deferred Payment Period.

(ii) The Buyer shall pay to the Seller ten percent (10%) of the second $5,000,000 of cumulative Delatestryl® Net Sales during the Deferred Payment Period.

(iii) The Buyer shall pay to the Seller twenty-five percent (25%) of cumulative Delatestryl® Net Sales during the Deferred Payment Period that exceed $10,000,000; provided, that if (and only if) cumulative Delatestryl® Net Sales during the Deferred Payment Period exceed $10,000,000 then, commencing in the Quarter in which cumulative Delatestryl® Net Sales exceeded $10,000,000, the amount payable under this Subsection 2.4(a)(iii) shall be the greater of (x) $300,000 for each remaining full year of the Deferred Payment Period (pro rated at the rate of $75,000 for each complete Quarter of any partial year of such remaining Deferred Payment Period) or (y) 25% of cumulative Delatestryl® Net Sales during the Deferred Payment Period that exceed $10,000,000, in either case payable quarterly in accordance with Section 2.4(b).

(iv) In the event Net Sales Deferred Payments (A) calculated in accordance with sub-sections (i), (ii) and (iii)of this Section 2.4do not at least equal $100,000 for the first year of the Deferred Payment Period, Buyer shall pay Seller an amount equal to the difference between $100,000 and the amount of such Net Sales Deferred Payments for such year; or (B) calculated in accordance with sub-sections (i), (ii) and (iii), and (A) of sub-section (iv) of Section 2.4 do not at least equal $300,000 for the first two years of the Deferred Payment Period, then Buyer shall pay Seller an amount equal to the difference between $300,000 and the amount of such Net Sales Deferred Payments for such two year period.

The payments described in this Section 2.4(a) are collectively referred to as the “Net Sales Deferred Payments.”

(b) Reports; Payments. The Buyer shall deliver to the Seller, within thirty (30) days after the last day of each calendar quarter that begins or ends during the Deferred Payment Period (each, a “Quarter”), a statement (each, a “Delatestryl® Net Sales Statement”), setting forth (i) the aggregate amount of invoiced sales for each Delatestryl® Product (including unit quantities) for such Quarter, (ii) the Delatestryl® Net Sales Deductions for the Quarter (which deductions shall be aggregated by category), and (iii) the calculation of the related Net Sales Deferred Payments. At such time as the Buyer delivers such Delatestryl® Net Sales Statement to the Seller, the Buyer shall also deliver to the Seller the Net Sales Deferred Payments due hereunder for the applicable Quarter. The Parties agree that the first Net Sales Deferred Payment hereunder and the associated statement shall be made by the Buyer with respect to the period commencing on the Closing Date and ending on March 31, 2006. The Parties further agree that at Buyer’s election, the Annual Inventory Payments required by Section 2.2(a)(iii) or (iv) and/or the Net Sales Deferred Payments otherwise payable to Seller may be reduced by the amounts of any (i) Closing Date Trade Inventory Value Adjustment payable by Seller in accordance with Section 2.5; (ii) payments or expenses incurred or made by Buyer in connection with any Rebate Charges or Wholesaler Charges or returns of Delatestryl® Products, in each case for which the Seller is financially responsible under Sections 9.5 or 9.6; and/or (iii) any other amounts that are or become due and payable from Seller to Buyer pursuant to this Agreement or any Ancillary Agreement and that are agreed to by Buyer in writing or established pursuant to a final adjudication pursuant to Section 10.17 (collectively, the “Offset Amounts”). In such event the Delatestryl® Net Sales Statement shall also set forth the aggregate Offset Amounts. If the aggregate Offset Amounts for any Quarter exceed the Net Sales Deferred Payment for such Quarter, then Seller shall make a payment to Buyer in an amount equal to such excess within ten (10) Business Days after the date of the delivery of the Delatestryl® Net Sales Statement applicable to such Quarter.

(c) Change in Control; Product Operations Cessation. If (i) a Change in Control occurs during the Deferred Payment Period or if the Buyer ceases the Product Operations during the Deferred Payment Period, and (ii) the Net Sales Deferred Payments calculated in accordance with Section 2.4 (a) for any remaining full calendar year of the Deferred Payment Period commencing after the effective date of the Change in Control or cessation of Product Operations) do not at least aggregate [*] then, within thirty (30) days after the end of such calendar year, Buyer shall pay Seller an amount equal to the difference between [*] and the amount of such Net Sales Deferred Payments.

(d) Late Payments; Collections. Any amount not paid when due under this Section 2.4 shall bear interest at an annual rate equal to the lesser of (i) [*], and (ii) the highest rate permitted by law.

(e) Books and Records; Audits. Notwithstanding Section 9.1 to the contrary, for a period of not less than [*] after the expiration of the Deferred Payment Period, the Buyer and its subsidiaries and Affiliates that sell Delatestryl® Product shall keep full, true and accurate books of account sufficient to determine the amounts payable pursuant to this Section 2.4. The Seller shall have the right to have the books and records of the Buyer, its subsidiaries and Affiliates audited by a qualified independent certified public accounting firm selected by the Seller, subject to the Buyer’s approval, which approval shall not be unreasonably withheld or delayed, under appropriate confidentiality provisions, to ascertain the accuracy of the reports and payments under this Section 2.4 for any year during the Deferred Payment Period ending not more than thirty-six (36) months prior to the date of such request. Such audit shall be conducted upon at least ten (10) days’ advance written notice during normal business hours, not more than once in each year, and in a manner that does not interfere unreasonably with the business of the audited entity. The accounting firm shall disclose to Seller only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. Subject to the Buyer’s right to dispute such amounts, any underpayment determined by such audit shall promptly be paid by the Buyer after delivery to Buyer of such accounting firm’s report so concluding. In the event such accounting firm concludes that amounts were overpaid by Buyer during such period, subject to Seller’s right to dispute such amounts, Seller shall promptly repay Buyer the amount of such overpayment after delivery to Buyer and Seller of such accounting firm’s written report so concluding. Upon the expiration of [*] following the end of any year the calculation of Net Sales Deferred Payments payable with respect to such year shall be binding and conclusive upon Seller and Buyer, and Buyer and Seller shall be released from any liability or accountability with respect to royalties for such year. Seller and Buyer shall treat all financial information subject to review under this Section 2.4(e) in accordance with the confidentiality provisions of this Agreement and shall cause the accounting firm selected by it to enter into a customary and mutually satisfactory confidentiality agreement with Buyer obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement. If the Buyer has underpaid an amount due under this Section 2.4 by more than the greater of (i) [*] or (ii) [*] of the Net Sales Deferred Payments due hereunder for the period being reviewed, the Buyer shall reimburse the Seller for the reasonable fees and costs charged by such accounting firm (with all fees and costs of the audit to be borne by the Seller in all other cases).

[*]	CONFIDENTIAL TREATMENT REQUESTED

(f) Conduct of the Product Operations After the Closing Date. During the Deferred Payment Period, the Buyer and its Affiliates shall use commercially reasonable efforts to sell the Delatestryl® Product in accordance with Buyer’s business, legal, medical and scientific judgment. For purposes of the immediately preceding sentence, commercially reasonable efforts shall mean, those efforts that a similarly situated company in the pharmaceutical industry, including with similar financial and other resources and a similar product portfolio and pipeline, would use in connection with the commercialization of a pharmaceutical product of similar market and profit potential at a similar stage in product life as the Delatestryl® Product.

2.5 Closing Date Trade Inventory Value Adjustment.

(a) On or before January 17, 2006, Seller shall prepare and deliver to the Buyer a statement calculating the Trade Inventory Days as of the Closing Date (the “Closing Date Trade Inventory Statement”).

(b) During the thirty (30) day period immediately following Buyer’s receipt of the Closing Date Trade Inventory Statement, Seller shall cooperate with Buyer in all reasonable respects, and Buyer shall be permitted to have access to all related information including all 852 reports from wholesalers, to the extent reasonably necessary for the Buyer to calculate Trade Inventory Days as of the Closing Date and evaluate and verify the accuracy of the Closing Date Trade Inventory Statement. The Closing Date Trade Inventory Statement shall become final and binding upon the Buyer and Seller at the end of such thirty (30) day period, unless the Buyer objects to the Closing Date Trade Inventory Statement, in which case it shall send written notice (the “Notice of Objection”) to Seller within such period, setting forth the basis for its objection. If a timely Notice of Objection is received by Seller, then the Closing Date Inventory Statement (if applicable, as revised in accordance with this Section 2.5(b)) shall become final and binding on Seller and the Buyer on the first to occur of (x) the date Seller and the Buyer resolve in writing any differences with respect to the matters specified in the Notice of Objection and (y) the date all matters in dispute are resolved in writing by the accountants, in each case as provided below. Seller and the Buyer shall seek in good faith to reach agreement as to any such proposed adjustment or that no such adjustment is necessary within twenty (20) days following Seller’s timely receipt of the Notice of Objection. If agreement is reached in writing within such twenty (20) day period as to all proposed adjustments, or that no adjustments are necessary, Seller and the Buyer shall revise the Closing Date Trade Inventory Statement accordingly. If Seller and the Buyer are unable to reach agreement within such twenty (20) day period, then a firm of independent certified public accountants satisfactory to the Parties shall be engaged at that time to review the Closing Date Trade Inventory Statement, and shall make a determination as to the resolution of any adjustments. The determination of such accountants shall be delivered as soon as practicable following engagement of such accountants, but in no event more than twenty (20) days thereafter, and shall be final, conclusive and binding upon Seller and the Buyer, and the Parties shall revise the Closing Date Trade Inventory Statement accordingly. Seller, on the one hand, and the Buyer, on the other hand, shall each pay one-half of the fees and expenses of such accountants.

(c) If the Trade Inventory Days as of the Closing Date, as set forth in the final Closing Date Trade Inventory Statement, as determined in accordance with this Section 2.5, is greater than [*] Seller shall be responsible for payment of and shall pay the Closing Date Trade Inventory Value Adjustment to the Buyer. At the election of Buyer, such payment may be made as a credit against the Net Sales Deferred Payments payable by Buyer to Seller pursuant to Section 2.4. If the Trade Inventory Days as of the Closing Date, as set forth in the final Closing Date Trade Inventory Statement, as determined in accordance with this Section 2.5, is less than [*] Buyer shall be responsible for payment of and shall pay to Seller an amount equal to the Closing Date Trade Inventory Value Adjustment.

2.6 Further Assurances.

At any time and from time to time after the Closing Date, as and when requested by any Party hereto, the other Party shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE III–

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Disclosure Schedule provided by the Seller to the Buyer on the date hereof (the “Seller’s Disclosure Schedule”) shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III. The disclosures in any section or subsection of the Seller’s Disclosure Schedule shall qualify other sections and subsections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Seller’s Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the Product Operations, has resulted in or would reasonably be expected to result in a Seller Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the Knowledge of the Seller”, “to the Seller’s Knowledge” or any phrase of similar import shall mean and be limited to the actual knowledge of the following individuals: Christopher G. Clement, Philip K. Yachmetz, Zebulon Horowitz, David R. Benharris and John C. Petrolino. The Seller represents and warrants to the Buyer that the representations and warranties contained in this Article III are, as of the date hereof, and will be, as of the Closing Date, true and correct:

3.1 Organization, Qualification and Corporate Power.

The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities, in each case as they relate primarily to the Product Operations, makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to result in a Seller Material Adverse Effect (as defined below). The Seller has all requisite corporate power and authority to carry on the business in which it is now

[*]	CONFIDENTIAL TREATMENT REQUESTED

engaged and to own and use the properties now owned and used by it. For purposes of this Agreement, “Seller Material Adverse Effect” means any change, effect or circumstance that, individually or in the aggregate (unless otherwise noted), (a) is materially adverse to the Delatestryl® Product, the Acquired Assets or the business, financial condition or results of operations of the Product Operations taken as a whole (other than changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry or specific markets in which Seller competes with respect to Product Operations which factors do not substantially disproportionately affect the Product Operations), or (b) materially impairs the ability of the Seller to consummate the transactions contemplated by this Agreement; provided, however, that a “Seller Material Adverse Effect” shall not include any adverse change, effect or circumstance (i) arising out of or resulting from acts or omissions by the Seller in compliance with the terms of this Agreement, (ii) arising out of or resulting from acts or omissions of the Buyer, including without limitation acts or omissions contemplated by or pursuant to this Agreement, or (iii) that is attributable to the announcement or performance of this Agreement or the transactions contemplated by this Agreement.

3.2 Authority.

The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated and perform its obligations hereunder and thereunder. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller and no other further authorization or consent of the Seller or its board of directors, lenders or stockholders will be necessary. This Agreement has been, and such Ancillary Agreements will be, duly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligation of the Buyer, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms.

3.3 Consents and Approvals; Noncontravention.

(a) Section 3.3(a) of Seller’s Disclosure Schedule sets forth a complete and accurate list (the “Governmental Consents”) of all consents, waivers, approvals, orders, permits or authorizations of, or registrations, declarations, payments or filings with, any Governmental Authority that are required by, or with respect to, Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Seller, the consummation of the transactions contemplated hereby and thereby or the performance of Seller’s obligations hereunder and thereunder.

(b) Section 3.3 (b) of Seller’s Disclosure Schedule sets forth a complete and accurate list (the “Third Party Consents”) of all consents, waivers, approvals, or authorizations of, or notices to, any Person (other than a Medical Products Regulatory Authority or Governmental Authority) that are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements by Seller, the consummation of the transactions contemplated hereby and thereby or the performance of Seller’s obligations hereunder and thereunder.

(c) Except as disclosed in Section 3.3 of Seller’s Disclosure Schedule, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller will be a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby, will:

(d) conflict with or violate any provision of the charter or bylaws of the Seller;

(e) require on the part of the Seller any filing with, or any permit, authorization, consent or approval of, any Medical Products Regulatory Authority or other Governmental Authority or give any Medical Products Regulatory Authority or other Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Registration or Applicable Permit relating to the Delatestryl® Product;

(f) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, result in the creation of any Lien upon any of the Acquired Assets, or require any notice, consent or waiver under, the Assigned Contracts or any other contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money or instrument of indebtedness (i) primarily relating to the Product Operations to which the Seller is a party or by which the Seller is bound or (ii) to which any of the Acquired Assets are subject;

(g) violate any order, writ, injunction, judgment or decree specifically naming, or applicable to, the Seller or any of its properties or assets; or

(h) violate any statute, rule or regulation or other Law applicable to the Seller or any of its properties or assets.

3.4 Title to Acquired Assets.

The Seller has good and valid title and the right to sell and transfer to the Buyer good title to all of the Acquired Assets, free and clear of all Liens except for Liens for Taxes not yet due and payable and Liens arising solely by actions of the Buyer. The delivery to the Buyer of the instruments of transfer of ownership contemplated by this Agreement will vest good title to the Acquired Assets in the Buyer, free and clear of all Liens except for Liens for Taxes not yet due and payable and Liens arising solely by action of the Buyer.

3.5 Regulatory Compliance.

(a) Section 3.5 (a) of Seller’s Disclosure Schedule sets forth a complete and accurate list of all Product Registrations. The Product Registrations are in full force and effect and, except as set forth on Section 3.5 (a) of Seller’s Disclosure Schedule, no consent of any Governmental Authority is required in connection with the transfer of any Registrations pursuant to the transactions contemplated hereby. The Seller has delivered to the Buyer true and correct copies of the NDA and all other Registrations, and of all of the annual reports to the NDA submitted to the FDA, all adverse event reports and all product complaints, in each case for all periods commencing not later than January 1, 2000, and, to the extent that Seller has such materials in its possession, has made available to the Buyer (A) copies of material written communications between the Seller or the third party manufacturer of the Delatestryl® Product, on the one hand, and the FDA or any other applicable Medical Product Regulatory Authority, on the other hand, since October 30, 1953 (the “NDA Filing Date”) and (B) any existing written summaries of material discussions between such parties since the NDA Filing Date, that describe matters that are material to assessing compliance of the Seller’s operation of the Product Operations or the third party manufacturer’s production of the Delatestryl® Product with the Act and the CSA and their respective implementing regulations, including without limitation, copies of (i) all warning letters, notices of adverse findings and similar correspondence received by the Seller or such third party manufacturer from the FDA or the DEA since the NDA Filing Date and (ii) any document concerning any significant oral or written communication received from the FDA or the DEA by the Seller or the third party manufacturer since the NDA Filing Date. Section 3.5 (a) of Seller’s Disclosure Schedule sets forth a complete and accurate list (by date) of all adverse event reports for the period commencing immediately after the date of the 2004 Annual Report through the date of this Agreement.

(b) The Seller’s operation of the Product Operations is in compliance in all material respects with the Act, the CSA and other comparable state and local statutes, rules and regulations applicable to the Product Operations, including, but not limited to, FDA, DEA and comparable state and local rules and regulations relating to clinical investigations, Good Practices, advertising and promotion, pre- and post-marketing adverse drug experience reporting, and all other pre- and post-marketing reporting requirements, as applicable. The Seller knows of no material adverse effects from the use of the Delatestryl® Product which are not disclosed in the package insert for the Delatestryl® Product which are required to be disclosed in the package insert for the Delatestryl® Product under the Act.

(c) Neither the Seller nor, to Seller’s Knowledge, any third party manufacturer of the Delatestryl® Product, is in receipt of written notice of, or is known by the Seller to be subject to, and the Delatestryl® Product has not been subject to, any written, adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, field notification, seizure, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to the Delatestryl® Product or to the facilities in which such products are developed, manufactured, packaged, collected, handled, or stored, by any applicable Medical Product Regulatory Authority. There are no pending or, to the Seller’s Knowledge, threatened actions, proceedings or complaints by any applicable Medical Product Regulatory Authority related to the Seller or any third party manufacturer which would prohibit or adversely affect the Product Operations as it is currently conducted or would reasonably be expected to result in a Seller Material Adverse Effect.

(d) Neither Seller nor any officer or employee of Seller, nor to Seller’s Knowledge, any agent of Seller has made any false or fraudulent statements on or in, or material or fraudulent omissions from, any applications, approvals, reports and other submissions or communications to any applicable Medical Product Regulatory Authority or Governmental Authority or in or from any other records and documentation prepared or maintained to comply with the requirements of any applicable Medical Product Regulatory Authority relating to the Delatestryl® Product. Since July 1, 2000, all filings with and submissions to any Medical Product Regulatory Authority made by Seller with respect to the Delatestryl® Product were true, accurate and complete in all material respects as of the date made, and to the extent required to be updated, as so updated, remain true, accurate and complete in all material respects.

(e) Since January 1, 2002, the Seller has not received any written notification (i) from the FDA alleging that any of its Delatestryl® Product is misbranded or adulterated as defined in the Act, or (ii) from the FDA or any other applicable Medical Product Regulatory Authority or Governmental Authority contesting the approval of, the uses of, or the labeling or promotion of the Delatestryl® Product or otherwise alleging any violation by Seller of any applicable Law in connection with the Delatestryl® Product.

(f) The Delatestryl® Product has been approved for sale by the FDA in the United States. The Delatestryl® Product marketed and sold by the Seller in the United States has been manufactured, tested, marketed, distributed, labeled and sold in compliance, in all material respects, with the specifications and standards contained in the applicable Registrations and other FDA Approval criteria for Delatestryl® Product, with DEA requirements, and in accordance with all other applicable Laws.

(g) The Seller has completed and timely filed all annual or other reports required by the FDA or the DEA in order to maintain the Registrations and the Applicable Permits.

(h) To Seller’s Knowledge, each third party manufacturer, storage facility and distributor of the Delatestryl® Product, are registered with the DEA to handle a Schedule III controlled substance in accordance with the requirements of the CSA. To Seller’s Knowledge, all such third parties that are so registered or required to be so registered maintain complete and accurate inventories and records of all transactions involving the Delatestryl® Product, as well as security for the storage thereof, in compliance with CSA rules and regulations applicable to Schedule III controlled substances.

3.6 Intellectual Property; Intangible Property Rights.

(a) Section 3.6(a) of the Seller’s Disclosure Schedule lists all patents, patent applications, trademarks, service marks, trademark applications and trade names, including the Trademark Rights that are owned or used by the Seller and that are material to the Product Operations (the “Designated Intellectual Property”). The Seller owns, or is licensed or otherwise possesses full and valid rights to use, the Intangible Property Rights, including the Designated Intellectual Property, and has the unrestricted right to assign, transfer and grant to the Buyer all rights in and to the Intangible Property Rights, including the Designated Intellectual Property as provided herein, in each case free of any rights or claims of any Person, or any other Liens and without payment by any Party of any royalties, license fees or other amounts to any third party. The Acquired Assets include all of the Intangible Property Rights, including the Designated Intellectual Property, used exclusively in the Product Operations and, to the Seller’s Knowledge, the Intangible Property Rights, including the Designated Intellectual Property constitutes all of the intellectual property and proprietary rights necessary for Buyer to conduct the Product Operations following the Closing in the same manner as Seller has conducted the Product Operations prior to the date hereof in all material respects.

(b) The Seller has the sole and exclusive right to bring actions for infringement, misappropriation or unauthorized use of Designated Intellectual Property. All registered trademarks included in the Trademark Rights are valid and in force, and all trademark registration applications included in Trademark Rights are pending and in good standing. Since January 1, 2002, any registration, maintenance and renewal fees due in connection with the Designated Intellectual Property have been paid in a timely manner and all documents, certificates and other material in connection with the Designated Intellectual Property have, for the purposes of maintaining such Designated Intellectual Property, as applicable, been filed in a timely manner with the relevant Governmental Authorities. No cancellation, termination, expiration or abandonment of any of the Designated Intellectual Property (other than natural expiration at the end of the full possible term thereof, including extensions or renewals) is currently anticipated by Seller. No third person has asserted in writing to the Seller or, to the Seller’s Knowledge, to any Governmental Authority that any of the Designated Intellectual Property owned by the Seller is invalid or unenforceable. The Seller has taken all steps reasonably necessary to protect and preserve the confidentiality of the trade secrets and other confidential information included in the Acquired Assets, which if not taken would reasonably be expected to have a Seller Material Adverse Effect. Neither the Seller nor, to the Seller’s Knowledge, anyone acting on its behalf in a representative capacity before any patent or other governmental office in connection with any patents or patent applications included in the Designated Intellectual Property, has any knowledge of any material misrepresentation made to such patent or other governmental office in connection with the procurement of any patents included in the Designated Intellectual Property.

(c) The Product Operations do not conflict with, infringe upon, contribute to or induce the infringement of, or misappropriate or violate any patent, trademark, service mark, trade name, copyright, trade secret or other intellectual property or proprietary right of a third party. There are no actions or proceedings pending with respect to any of the Designated Intellectual Property nor have any such actions or proceedings been brought since January 1, 2002. The Seller has not received notice of a pleading or threatened claim, interference action or other judicial or adversarial proceeding and has no reason to believe that (i) the development, manufacture, marketing, sale, distribution, promotion and use of the Delatestryl® Product infringes any patent, trademark, service mark, trade name, copyright, trade secret or other proprietary right of a third party, or (ii) the Seller has misappropriated or is misappropriating or otherwise improperly using the trade secrets, formulae or proprietary rights of a third party with respect to the development, manufacture, marketing, sale, distribution, promotion or use of the Delatestryl® Product. There is no existing or, to Seller’s Knowledge, threatened infringement, misuse, violation or misappropriation of the Designated Intellectual Property by others. None of the Trademark Rights is the subject of any invalidation, opposition, cancellation, abandonment or similar proceeding, and Seller has not received any written notice from any Person, or otherwise has knowledge, of any actual or threatened claim or basis for such a proceeding.

(d) There is no pending or threatened claim by the Seller against a third party for infringement, misuse, violation or misappropriation of the Designated Intellectual Property.

(e) The Seller has performed the obligations required to be performed by it under the terms of any agreement pursuant to which the Seller has rights in any Designated Intellectual Property, and neither the Seller nor, to the Seller’s Knowledge, any third party is in default under any such agreement.

(f) Except as set forth in Section 3.6(f) of the Seller’s Disclosure Schedule, the Seller has not granted to any third party a license to commercially use any of the Designated Intellectual Property that is in effect as of the date hereof or will be in effect after the Closing Date. Except as set forth in Section 3.6(f) of Seller’s Disclosure Schedule, the Seller is not required to pay any royalty or other recurring payment to any third parties in connection with developing, making, having made, using, importing, distributing, offering for sale or selling the Delatestryl® Product, except for (i) payments to Governmental Authorities pursuant to requirements of general application to Persons engaged in developing, making, having made, using, importing, distributing, offering for sale or selling pharmaceutical products, and (ii) administrative payments made to Governmental Authorities in the ordinary course.

3.7 Contracts.

Section 3.7(a) of the Seller’s Disclosure Schedule sets forth a complete and correct list of each contract, including the Assigned Contracts, that relates to the Acquired Assets or the Product Operations to which Seller is a party or by which Seller is bound, which (a) involves the research, development, manufacturing, supply, exploitation, licensing, use, importation, promotion, marketing, sale or distribution of the Delatestryl® Product (including any contract with a sales representative, distributor, customer, broker, sales agency, or advertising agency); (b) is with any Governmental Authority or which may reasonably be expected to result in payments of rebates, discounts, fees or other amounts pursuant to Section 9.5; (c) granting to any Person a right of first refusal or option to purchase or acquire any Acquired Asset which right or option is outstanding; and (d) each other contract that, if such contract were to be terminated or otherwise no longer in full force and effect, would have or would reasonably be expected to have a Seller Material Adverse Effect. The Seller has made available or delivered to the Buyer a complete and accurate copy of each Assigned Contract, in each case including all amendments, exhibits, appendices and annexes thereto, existing as of the date of this Agreement. The Assigned Contracts include all of the contracts and agreements to which the Seller is a party that relate exclusively to the Product Operations. Except as disclosed on Section 3.7(b) of Seller’s Disclosure Schedule, all of the Assigned Contracts (i) are in full force and effect, (ii) are legal, valid and binding and are enforceable in accordance with their terms against the Seller and, to the Seller’s Knowledge, all other parties thereto, (iii) are freely assignable to the Buyer pursuant to this Agreement without the consent of any party thereto; and (iv) will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. No condition exists or event has occurred as a result of action or inaction by the Seller or any other person that, with notice or lapse of time or both, would constitute a material breach or default of, or otherwise give rise to the right to terminate, any Assigned Contract by the Seller, or to Seller’s Knowledge, by any other party thereto. Seller has not received notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any Assigned Contract. Except as set forth on Section 3.7 (c) of Seller’s Disclosure Schedule, Seller’s Purchase Order Nos. [*], [*] and [*] (the “Purchase Orders”) shall be the only

[*]	CONFIDENTIAL TREATMENT REQUESTED

purchase orders in respect of Closing Product Inventory outstanding as of the date hereof or the Closing Date. The Purchase Orders represent the three batches referred to in Paragraph 3 of the Amendment to Manufacturing and Supply Agreement dated June 30, 2005 between Seller and Sandoz and correspond to the three batches that, in accordance with the Sandoz Amendment, are to be purchased and shipped during 2006.

3.8 Product Liability; Litigation.

Section 3.8 of the Seller’s Disclosure Schedule lists each (a) product liability claim (including any claim based on strict products liability, negligence, other tort theories, breach of express or implied warranty) which has been asserted in writing against the Seller relating to the Delatestryl® Product since January 1, 2000; (b) judgment, order, decree, stipulation or injunction of any Governmental Authority, or any formal or informal investigation or inquiry conducted by any Governmental Authority and any subpoena in connection therewith, since January 1, 2000 that specifically names the Seller and relates to the Product Operations; and (c) action, suit or proceeding by or before any Governmental Authority to which the Seller is or has been a party since January 1, 2000 that relates to the Product Operations. Since January 1, 2000, the Seller has received no written notice alleging the need for any recall arising out of, and the Seller has not been held liable for, any injury to individuals or property as a result of the ownership, possession or use of any Delatestryl® Product developed, manufactured, sold, leased or delivered in connection with the Product Operations.

3.9 Legal Compliance.

The Seller is in compliance with all applicable Laws of any federal or state government, or any Governmental Authority, relating to the Product Operations, the Acquired Assets and the uses of the Acquired Assets, except for such failures to comply that would not reasonably be expected to result in a Seller Material Adverse Effect. Except as set forth in Section 3.9 of Seller’s Disclosure Schedule, the Seller has not received written notice and is not otherwise aware of any pending or threatened action, suit, proceeding, hearing, investigation, arbitration, claim or demand relating to the Product Operations, the Acquired Assets or the Assumed Liabilities.

3.10 Permits.

Section 3.10 of the Seller’s Disclosure Schedule lists all permits, licenses, franchises, approvals, licenses, orders, certificates, variances, authorizations or similar rights obtained from any Governmental Authority that relate exclusively to the Delatestryl® Product, the Product Operations or the Acquired Assets, and all applications therefore currently pending, except for those the absence of which, individually or in the aggregate, have not had and could not reasonably be expected to have a Seller Material Adverse Effect (collectively, the “Applicable Permits”). Seller has delivered to the Buyer accurate and complete copies of all of the Applicable Permits including all renewals thereof and all amendments thereto. Each Applicable Permit is in full force and effect and, except as would not have a Seller Material Adverse Effect, Seller is and has at all times since January 1, 2003 been in compliance with all of the terms and requirements of each Applicable Permit. No suspension or cancellation of any such Applicable Permit has been threatened. Except as would not have a Seller Material Adverse Effect, all applications required to have been filed for the renewal of the Applicable Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and each other notice or filing required to have been given or made with respect to such Applicable Permits has been duly given or made on a timely basis with the appropriate Governmental Authority.

3.11 Brokers’ Fees.

The Seller has not employed or engaged, and does not have any liability or obligation to pay any fees or commissions to, any broker, finder, investment banker or agent with respect to the transactions contemplated by this Agreement.

3.12 Customers and Suppliers.

Section 3.12 of the Seller’s Disclosure Schedule sets forth a list of (i) the top ten (10) customers, by revenue, of Delatestryl® Products sold in connection with the Product Operations conducted by Seller during the period from May 1, 2004 through September 30, 2005 and the amount and percentage of revenues accounted for by each such customer during such period; (ii) the top five (5) suppliers, by volume of purchases, of the Product Operations during the fiscal year ended December 31, 2004 and the ten-month period ended October 31, 2005; and (iii) each supplier that is the sole supplier of any product or service to the Product Operations. None of such customers or suppliers has given Seller notice terminating, canceling or threatening to terminate or cancel any contract or relationship with Seller relating to the Product Operations as conducted by Seller. Section 3.12 of Seller’s Disclosure Schedule sets forth Seller’s current returns policy relating to returns of Delatestryl® Product.

3.13 Warranty Claims.

Section 3.13 of the Seller’s Disclosure Schedule sets forth Seller’s current product warranty and the aggregate amounts incurred by the Seller in fulfilling warranty obligations in respect of the Delatestryl® Product in each full fiscal year since January 1, 2002, and during the ten-month period ended October 31, 2005. There are no outstanding material warranty claims. Except as set forth on Section 3.13 of the Seller’s Disclosure Schedule, the Delatestryl® Product is not subject to any guaranty, warranty, right of return or other indemnity other than warranties or similar liabilities imposed by applicable Laws.

3.14 Taxes.

There are no Liens for Taxes upon the Acquired Assets except Liens relating to current Taxes not yet due and payable and, except as set forth in Section 10.16 of this Agreement, Buyer will not become directly or indirectly liable under this Agreement for (i) any Taxes attributable to the ownership or use of the Acquired Assets with respect to periods prior to and including the Closing Date or (ii) any other Taxes (regardless of whether attributable to periods prior to and including the Closing Date) imposed upon Seller (or its Affiliates) or attributable to the actions or activities of Seller (or its Affiliates).

3.15 Specifications.

The specifications listed in Section 3.15 of the Seller’s Disclosure Schedule (the “Specifications”), are the specifications that are used by the Seller to manufacture the Delatestryl® Product as of the date hereof, and comply in all material respects with applicable laws relating to the manufacture of the Delatestryl® Product, and no other specifications are needed to manufacture the Delatestryl® Product. The Specifications comply with all other applicable FDA and DEA requirements and are as included in the NDA.

3.16 Clinical and Scientific Data; Good Practices.

(a) The Seller has made available to the Buyer copies of all available laboratory, preclinical and all clinical data (“Scientific Data”), in the custody and control of the Seller in connection with the Delatestryl® Product. Seller and its employees, and to the Seller’s Knowledge its agents, third-party clinical institutions and third-party clinical investigators, have complied in all material respects with all FDA statutory and regulatory requirements, including all Good Practices, applicable to the activities of Seller and its employees, agents, clinical institutions and clinical investigators at the time such activities were undertaken, with respect to the Scientific Data.

(b) Except as set forth on Section 3.16(b) of Seller’s Disclosure Schedule, the Seller either owns or has full rights of access to and possession of all Scientific Data in connection with the Delatestryl® Product.

3.17 Imports and Customs.

The Seller is in compliance in all material respects with applicable import and customs statutes, rules and regulations of the United States relating to the Delatestryl® Product.

3.18 Insurance.

Section 3.18 of the Seller’s Disclosure Schedule contains a complete and correct list of all material policies of insurance covering the Acquired Assets, including product liability insurance, true and complete copies of which have been delivered or made available to the Buyer. All such policies are in full force and effect. The Seller is not in default under any provision contained in any such material insurance policy relating to the Product Operations that would reasonably be expected to have a material adverse effect upon the ability of the insured to collect insurance proceeds under such policy. No written notice of cancellation or non-renewal with respect to such policy has been received by the Seller.

3.19 Inventory.

Section 3.19 of Seller’s Disclosure Schedule sets forth a complete and accurate list of the number of Delatestryl® Vials that would constitute the Closing Product Inventory if the Closing Date was deemed to be 5:00 p.m. Eastern Time on the day immediately preceding the date of this Agreement and the address and quantity of such Closing Product Inventory located at each location where Closing Product Inventory is located.All of the Closing Product Inventory and, to the Seller’s Knowledge, the Trade Inventory, (a) is good, usable and merchantable in the

Ordinary Course of Business, and is free of any material defect or deficiency, (b) fully conforms to the specifications for the Delatestryl® Product as set forth in the Registrations, (c) was manufactured, packaged, labeled, held, tested and shipped, as applicable, in accordance with the specifications for the Delatestryl® Product as set forth in the Registrations, Good Practices, all other applicable Laws and requirements of all applicable Governmental or Medical Product Regulatory Authorities, and (d) is not adulterated or misbranded within the meaning of the Act and is of suitable quality and fit for the purposes for which it is intended. All of the Closing Product Inventory has a shelf life of greater than twelve (12) months from the Closing Date.

3.20 Environmental Matters.

(a) In its operation of the Product Operations, Seller is in compliance with all applicable Environmental Laws, except to the extent noncompliance has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller is in compliance with all Applicable Permits that are required pursuant to Environmental Laws for the current operation of the Product Operations, except to the extent such noncompliance has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Seller has not received since January 1, 2000 any written notice of any violations or liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws and relating to the operation of the Product Operations, except for violations or liabilities that has not had and would not reasonably be expected to have a Material Adverse Effect.

3.21 Financial Information.

Section 3.21 to the Seller’s Disclosure Schedule are the following financial information, which were delivered to Buyer prior to the date hereof (the “Financial Information”): statements of operations for the Product Operations (the “Statements of Product Operations”), including [*], [*] and [*] for [*] and [*]. The Statements of Product Operations are true and correct in all material respects for the periods referred to therein, have been prepared from, and in accordance with, Seller’s books and records.

3.22 Absence of Certain Developments.

Except as contemplated by this Agreement or as set forth in Section 3.22 of the Seller’s Disclosure Schedule, between December 31, 2004 and the date of the Agreement, (i) there has been no change in the financial condition or operating results of the Product Operations that has had or would reasonably be expected to have a Seller Material Adverse Effect; (ii) Seller has operated the Product Operations in all material respects in the Ordinary Course of Business; (iii) there has not been any damage, destruction or loss of any Acquired Asset, other than the sale of inventory and ordinary wear and tear occurring in the Ordinary Course of Business; (iv) there has not been any disposition or license of any Designated Intellectual Property; and (v) there has not been any material modification, waiver, change, amendment, release, rescission, accord and satisfaction or termination of, or with respect to, any term, condition or provision of any Assigned Contract, other than any satisfaction by performance in accordance with the terms thereof in the Ordinary Course of Business.

[*]	CONFIDENTIAL TREATMENT REQUESTED

3.23 No Other Representations or Warranties.

Except for the representations and warranties of the Seller expressly set forth in this Agreement or in the Ancillary Agreements, neither the Seller nor any other Person makes any other express or implied representation or warranty on behalf of the Seller, or otherwise in respect of the Product Operations.

ARTICLE IV–

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the date hereof. For purposes of this Agreement, the phrase, “to the Knowledge of the Buyer”, “to the Buyer’s Knowledge”, or any phrase of similar import shall mean and be limited to the actual knowledge of the executive officers of Buyer.

4.1 Organization.

The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of the Commonwealth of Massachusetts. The Buyer has all requisite corporate power and authority to carry on the business in which it is now engaged and to own and use the properties now owned and used by it.

4.2 Authority.

The Buyer has all requisite corporate power and authority to execute and delivery this Agreement and the Ancillary Agreements and to consummate the transactions contemplated by and perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Buyer and no other further authorization or consent of the Buyer or its board of directors, lenders or stockholders will be necessary. This Agreement has been, and such Ancillary Agreements will be, duly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the legal, valid and binding obligation of the Seller, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms.

4.3 Noncontravention.

Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer will be a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will:

(a) conflict with or violate any provision of the charter or bylaws of the Buyer;

(b) except with respect to the Registrations and Applicable Permits, require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Medical Products Regulatory Authority or other Governmental Authority;

(c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which the Buyer is bound;

(d) violate any order, writ, injunction, judgment or decree specifically naming, or the Buyer’s Knowledge applicable, the Buyer or any of its properties or assets; or

(e) violate any statute, rule or regulation applicable to the Buyer or any of its properties or assets.

4.4 Litigation.

There are no actions, suits, claims or legal, administrative or arbitratorial proceedings pending against, or, to the Knowledge of the Buyer, threatened against, the Buyer which would reasonably be expected to have a Buyer Material Adverse Effect.

4.5 Brokers’ Fees.

The Buyer has not employed or engaged, an does not have any liability or obligation to pay any fees or commissions to, any broker, finder, investment banker or agent with respect to the transaction contemplated by this Agreement.

4.6 [*] Letter of Intent.

Simultaneously with date of this Agreement, Buyer is entering into a Letter of Intent with [*] (the “[*] Letter of Intent), substantially in the form previously delivered to Seller. Neither Buyer nor [*] has indicated to the other that it does not intend to enter into a definitive agreement with such person relating to the transactions contemplated by the [*] Letter of Intent substantially on the terms contemplated thereby. With respect to the binding provisions of the [*] Letter of Intent, such provisions are (i) in full force and effect, (ii) no condition exists or event has occurred as a result of action or inaction by Buyer or any other person that, with notice or lapse of time or both, would constitute a material breach or default of any such provision by the Buyer, or to Buyer’s Knowledge, by [*], and (iii) Buyer has not received notice regarding any actual, alleged, possible or potential violation or breach of, or default under, any such provision.

[*]	CONFIDENTIAL TREATMENT REQUESTED

4.7 No Other Representations or Warranties.

Except for the representations and warranties of the Buyer expressly set forth in this Agreement or in the Ancillary Agreements, neither the Buyer nor any other Person makes any other express or implied representation or warranty on behalf of the Buyer.

ARTICLE V–

PRE-CLOSING COVENANTS

5.1 Closing Efforts.

Subject to the terms hereof, each of the Parties shall use commercially reasonable efforts to take all actions and to do all things reasonably necessary or advisable to consummate the transactions contemplated by this Agreement, including using reasonable commercial efforts to: (i) obtain all Governmental Consents and Third Party Consents, (ii) effect all registrations, filings and notices with or to Governmental Authorities (the “Governmental Filings”), and (iii) otherwise comply in all material respects with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement. The Seller shall not, without the prior written consent of the Buyer, agree to any condition for obtaining any of the Third Party Consents that would require the expenditure of money, the commencement of any litigation or any offer or grant of any accommodation (financial or otherwise) or that would reasonably be expected to have a material adverse effect on the Acquired Assets or the Product Operations. Each of the Parties shall promptly notify the other Party in writing of any fact, condition or event known to it that would reasonably be expected to prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement, including without limitation (i) any written notice or other written communication from any third Person alleging that a Third Party Consent is or may be required in connection with the transactions described in this Agreement, and (ii) any material default under any material Assigned Contract to which the Seller is party and which relates to the Product Operations that with notice or lapse of time or both, would become a material default.

5.2 Product Operations.

Except as expressly contemplated by this Agreement or as set forth on Section 5.2 of the Seller’s Disclosure Schedule, during the period from the date of this Agreement until the Closing Date, the Seller and the Buyer agree that, prior to the Closing, unless the Buyer shall otherwise consent in writing, the following provisions shall apply as to the Product Operations:

(a) the Seller shall carry on the Product Operations in the Ordinary Course of Business;

(b) the Seller shall comply in all material respects with all Laws applicable to the Product Operations, and use commercially reasonable efforts to preserve the goodwill of suppliers, customers and others having business relations with the Product Operations and to maintain the Product Operations;

(c) the Seller shall inform the Buyer in writing of any event or circumstance that has or would reasonably be expected to have a Seller Material Adverse Effect promptly after the Seller learns of such an event or circumstance;

(d) Seller shall file with the FDA, in accordance with applicable Laws, by not later than the day immediately preceding the Closing Date, its 2005 Annual Report to the NDA relating to the Delatestryl® Product and, promptly following such filing but in any event prior to the Closing, provide a copy of such reports to Buyer.

(e) except as expressly described in this Agreement, or except with the Buyer’s express written approval, the Seller will not:

(i) enter into any contract, agreement or arrangement (oral or written) that requires the consent or approval of any third party to consummate the transactions described in this Agreement or any Ancillary Agreement;

(ii) make any modifications to or terminate any Assigned Contract;

(iii) sell, lease (as lessor), transfer, license, or otherwise dispose of any Acquired Assets, other than inventory sold in the Ordinary Course of Business;

(iv) mortgage or pledge any Acquired Assets or allow any Lien to be placed on any Acquired Assets, except for Liens for Taxes not yet due and payable or being contested in good faith and Liens arising solely by actions of the Buyer;

(v) to the extent it relates to the Product Operations, materially adversely alter its customary practices with respect to collection of accounts receivable of the Product Operations, billing practices, returns policy, or the provision of discounts, rebates or allowances;

(vi) enter into any marketing, distribution, advertising or promotion contracts; or

(vii) institute or settle any legal proceeding involving the Acquired Assets or which would reasonably be expected to affect the Assumed Liabilities;

(viii) waive or release any material right or claim related exclusively to the Product Operations or affecting any of the Acquired Assets or the Assumed Liabilities;

(ix) make sales of Delatestryl Product to wholesalers or distributors that are not in the Ordinary Course of Business; or

(x) enter into any agreement or commitment to take any action prohibited by this Section 5.2.

5.3 Access.

(a) The Seller shall permit representatives of the Buyer to have access (at reasonable times, on reasonable prior written notice and in a manner so as not to interfere with the normal business operations of the Product Operations) to the premises, properties, financial and accounting records, contracts, personnel (including assistance of senior management of the Seller and persons who provided diligence information to the Buyer) and other records and documents of the Seller pertaining to the Product Operations, including such additional information relating to the Delatestryl® Product, the Product Operations and the Acquired Assets as Buyer may from time to time reasonably request and in connection with services to be provided under the Transition Services Agreement. Without limiting the generality of the foregoing, Seller shall provide, to the extent Seller has such information in its possession, the information requested by Buyer in order to enable Buyer to comply with reporting and other requirements of Governmental Authorities, including all data required for calculating Medicaid AMP, PHS 340B Price, FSS Price for 2006, FSS 2006 nonFAMP, FSS Price for 2007 (uses data for the fourth quarter of 2005), rebates and ASP, including the information listed on Schedule 5.3(a). Notwithstanding the foregoing, the Seller shall not be obligated (i) to provide any information, documents or access to any representative of the Buyer unless the Buyer is responsible, pursuant to the terms of the Reciprocal Confidentiality and Nondisclosure Agreement dated as of September 7, 2005 between the Buyer and the Seller (the “Confidentiality Agreement”), for the use and disclosure of any information obtained by such Person from the Seller, or such Person enters into a confidentiality agreement with the Seller on terms that are substantially the same as those set forth in the Confidentiality Agreement or (ii) to provide any information, documents or access that would violate the provisions of any applicable laws or regulations or any confidentiality agreement to which it is a Party. Prior to the Closing, the Buyer and its representatives shall not contact or communicate with the employees of the Seller, except with the prior written consent of the Seller, which consent shall not be unreasonably withheld; provided, however, in the event the circumstances set forth in clauses (i) or (ii) above are implicated, to the extent reasonably practicable, the Seller and the Buyer shall use commercially reasonable efforts to accommodate the Buyer’s access and respect all such laws, regulations, confidentiality agreements and privileges through other means (e.g., joint defense agreements, additional confidentiality agreements, etc.).

(b) The Buyer and the Seller acknowledge and agree that the Confidentiality Agreement remains in full force and effect and that information provided by the Seller to the Buyer pursuant to this Agreement prior to the Closing shall be treated in accordance with the Confidentiality Agreement. If this Agreement is terminated prior to the Closing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. If the Closing occurs, the Confidentiality Agreement, insofar as it applies to Buyer and covers information relating to the Acquired Assets, shall terminate effective as of the Closing, but shall remain in effect insofar as it applies to Seller and covers other information disclosed thereunder.

5.4 Notices.

(a) Each Party shall promptly notify the other of any action, suit or proceeding that is instituted or, to its knowledge, threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(b) The Seller will promptly notify the Buyer of (i) any lawsuit, claim, proceeding or investigation that is, to the Seller’s Knowledge, threatened, brought or asserted against the Seller that would have been listed in Article III or on Seller’s Disclosure Schedule if the lawsuit, claim, proceeding or investigation had arisen prior to the date of this Agreement; (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect; and (iii) any failure or inability of Seller to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to Buyer. Notwithstanding anything in the foregoing to the contrary, if such supplemental information provided pursuant to the immediately preceding sentence relates to an event or circumstance occurring subsequent to the date hereof and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VII.

(c) The Buyer will promptly notify the Seller of (i) any lawsuit, claim, proceeding or investigation that is, to the Buyer’s Knowledge, threatened, brought or asserted against the Buyer that would have been listed in Article IV if the lawsuit, claim, proceeding or investigation had arisen prior to the date of this Agreement; (ii) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty of Buyer contained in this Agreement to be untrue or inaccurate in any material respect; and (iii) any failure or inability of Buyer to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not limit or otherwise affect the remedies available hereunder to Seller. Notwithstanding anything in the foregoing to the contrary, if such supplemental information provided pursuant to the immediately preceding sentence relates to an event or circumstance occurring subsequent to the date hereof and if the Seller would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VII.

5.5 Buyer Agreement with [*].

Buyer shall use commercially reasonable efforts to enter into a definitive agreement with [*] as soon as possible following the date of this Agreement with respect to the transactions contemplated by the [*] Letter of Intent substantially on the terms contemplated thereby.

ARTICLE VI–

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Obligations of the Buyer.

The obligation of the Buyer to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Buyer) of the following conditions:

(a) the representations and warranties of the Seller set forth in Article III that are qualified as to materiality shall be true and correct and all other representations and warranties of the Seller set forth in Article III shall be true and correct in all material respects, in each case as of the Closing Date as if made as of the Closing Date, except (i) for changes permitted by this

[*]	CONFIDENTIAL TREATMENT REQUESTED

Agreement and (ii) for those representations and warranties that address matters only as of a particular date which representations and warranties shall be true and correct in all material respects as of such date (other than those that are qualified as to materiality, which shall be true and correct as of such date);

(b) the Seller shall have performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) (i) no action, suit or proceeding shall have been brought and no statute, rule or regulation shall have been enacted by a Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement or impose material conditions with respect thereto, in each case that shall be pending or in effect;

(ii) no action, suit or proceeding brought by a third party that is not a Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement that would reasonably be expected to have a Seller Material Adverse Effect shall be pending; and

(iii) no judgment, order, decree, stipulation or injunction enjoining or preventing or imposing any material conditions on the consummation of the transactions contemplated by this Agreement shall be in effect;

(d) the Seller shall have delivered to the Buyer a certificate (the “Seller Certificate”) signed by a duly authorized officer of the Seller on behalf of the Seller to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against the Seller) of this Section 6.1 have been satisfied;

(e) the Seller shall have obtained (or caused to be obtained) and shall have delivered to Buyer pursuant to documentation reasonably satisfactory to Buyer and consistent with the terms of this Agreement all of the Governmental Consents and Third Party Consents set forth in Section 3.3(a) and 3.3(b) of the Seller’s Disclosure Schedule and effected or cause to have been effected all of the Governmental Filings which are required on the part of the Seller to consummate the transactions contemplated by this Agreement, including the filing with the FDA of the NDA Transfer Letter and the Letters of Authorization;

(f) the Buyer shall have received such other customary certificates (such as certificates of corporate good standing of the Seller in Delaware and New Jersey and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as the Buyer shall reasonably request in connection with the Closing;

(g) the Seller shall have delivered all certificates, instruments, contracts and other documents to be delivered by it pursuant to Section 2.3(b) (including all applicable Ancillary Agreements); and

(h) except as set forth on Schedule 6.1(h), no Seller Material Adverse Effect shall have occurred since the date of execution of this Agreement.

6.2 Conditions to Obligations of the Seller.

The obligation of the Seller to consummate the transactions to be consummated at the Closing is subject to the satisfaction (or waiver by the Seller) of the following conditions:

(a) the representations and warranties of the Buyer set forth in Article IV that are qualified as to materiality shall be true and correct and all other representations and warranties of the Buyer set forth in Article IV shall be true and correct in all material respects, in each case as of the Closing Date as if made as of the Closing Date, except (i) for changes permitted by this Agreement and (ii) for those representations and warranties that address matters only as of a particular date, which representations and warranties shall be true and correct in all material respects as of such date (other than those that are qualified as to materiality, which shall be true and correct as of such date);

(b) the Buyer shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Closing;

(c) (i) no action, suit or proceeding brought by a Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement shall be pending;

(ii) no action, suit or proceeding brought by a third party that is not a Governmental Authority seeking to prevent consummation of the transactions contemplated by this Agreement that would reasonably be expected to have a Buyer Material Adverse Effect shall be pending; and

(iii) no judgment, order, decree, stipulation or injunction enjoining or preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(d) the Buyer shall have delivered to the Seller a certificate (the “Buyer Certificate”) signed by a duly authorized officer of the Buyer on behalf of the Buyer to the effect that each of the conditions specified in clauses (a) through (c) (insofar as clause (c) relates to an action, suit or proceeding involving, or a judgment, order, decree, stipulation or injunction against the Buyer) of this Section 6.2 have been satisfied;

(e) the Buyer shall have effected all of the Governmental Filings which are required on the part of the Buyer to be effected prior to or as of the Closing Date to consummate the transactions contemplated by this Agreement, except for those Governmental Filings for which Buyer is dependent on Seller for the performance thereof;

(f) the Seller shall have received such other customary certificates (such as a certificate of corporate good standing of the Buyer in its jurisdiction of incorporation and certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing;

(g) the Buyer shall have delivered all certificates, instruments, contracts and other documents to be delivered by it pursuant to Section 2.3(b) (including all applicable Ancillary Agreements); and

(h) no Buyer Material Adverse Effect shall have occurred since the date of execution of this Agreement.

ARTICLE VII–

INDEMNIFICATION

7.1 Indemnification by the Seller.

Subject to the terms and conditions of this Article VII, the Seller shall indemnify the Buyer and its officers, directors, employees, agents, representatives and its Affiliates (the “Buyer Indemnitees”) in respect of, and hold the Buyer Indemnitees harmless from and against, any and all liabilities, obligations, judgments, interest, losses, assessments, damages, fines, fees, penalties, costs and expenses (including reasonable attorneys’ fees and expenses of investigating and defending claims, lawsuits, complaints, actions or other pending or threatened litigation) (collectively, “Damages”) incurred or suffered by any of the Buyer Indemnitees arising or resulting from or attributable to:

(a) any inaccuracy in or breach of any representation or warranty of the Seller contained in this Agreement, any Ancillary Agreement or the Seller Certificate;

(b) any failure by the Seller to perform or observe any covenant, obligation or agreement required to be performed or observed by the Seller contained in this Agreement or any Ancillary Agreement;

(c) any failure by the Seller to pay, perform or discharge, or any other Damages arising from or relating to any Excluded Liabilities or Excluded Assets; or

(d) any claim by creditors against Seller arising out of or based upon the failure of Seller to satisfy its creditors or to comply with applicable state bulk sales or bulk transfer laws in connection with the transactions contemplated hereby except to the extent such claim relates to a liability or obligation expressly assumed as an Assumed Liability.

7.2 Indemnification by the Buyer.

Subject to the terms and conditions of this Article VII, the Buyer shall indemnify the Seller and its officers, directors, employees, agents, representatives and its Affiliates (the “Seller Indemnitees”) in respect of, and hold the Seller Indemnitees harmless from and against, any and all Damages incurred or suffered by any of the Seller Indemnitees resulting from or constituting:

(a) any breach of any representation or warranty of the Buyer contained in this Agreement, any Ancillary Agreement or the Buyer Certificate;

(b) any failure by the Buyer to perform or observe any covenant or agreement contained in this Agreement or any Ancillary Agreement;

(c) any failure by the Buyer to pay, perform or discharge any Assumed Liabilities; or

(d) any actions or proceedings by a Medical Products Regulatory Authority resulting from Buyer’s use of Seller’s NDC Number, including those relating to any actual or alleged misbranding of mislabeling of the Closing Product Inventory from and after the Closing Date (except actions or proceedings that also relate to or implicate Delatestryl® Product sold prior to the Closing Date).

7.3 Claims for Indemnification.

(a) Third Party Claims. All claims for indemnification made under this Agreement resulting from, related to or arising out of a claim demand, action, suit, or proceeding made or brought by a person other than a party to this Agreement (a “Third-Party Claim”) against an Indemnified Party shall be made in accordance with the following procedures.

(i) A Person entitled to indemnification under this Article VII (an “Indemnified Party”) shall give prompt written notification to the Person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Third Party Claim for which indemnification may be sought or, if earlier, upon the receipt of any such claim or demand by a third party; provided, however, that the failure so to notify the Indemnifying Party promptly or at all shall not relieve the Indemnifying Party of any liability or obligation it may have to the Indemnified Party hereunder except to the extent of actual prejudice caused by such failure. Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed. Within twenty-five (25) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.

(ii) The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith shall be considered “Damages” for the purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties, The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.

(iii) The Indemnified Party shall not agree to any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of any Third Party Claim that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that admits to any liability on the part of, or imposes any liability, injunction or obligation on, the Indemnified Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(iv) In the event that in connection with a product liability Third Party Claim, it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Third Party Claim that the negligence or willful misconduct of both Seller and Buyer contributed to the Damages resulting from such Third Party Claim, Seller and Buyer will bear financial responsibility with respect to that portion of the Damages shown to be attributable to its respective negligence or willful misconduct.

(b) Procedure for Other Claims. An Indemnified Party wishing to assert a claim for indemnification under this Article VII which is not subject to Section 7.3(a) shall deliver to the Indemnifying Party a written notice (a “Claim Notice”) which contains (i) a description and the amount (the “Claimed Amount”) of any Damages incurred by the Indemnified Party, (ii) a statement that the Indemnified Party is entitled to indemnification under this Article VII and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall: (I) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer), (II) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer ), or (III) contest that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party in such response contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute. If such dispute is not resolved within sixty (60) days following the delivery by the Indemnifying Party of such response, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of Section 10.17.

7.4 Survival.

(a) The representations and warranties of the Seller and the Buyer set forth in this Agreement, the Seller Certificate and the Buyer Certificate shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the date twelve (12) months after the Closing Date, at which time they shall (except as set forth in Section 7.4 (b)) expire provided, however, the representations and warranties of the Seller contained in Section 3.14 shall survive until the end of the applicable statute of limitations and the representations and warranties of the Seller contained in Sections 3.1, 3.2 and 3.4, and of the Buyer contained in Sections 4.1 and 4.2 shall survive the Closing and the consummation of the transactions contemplated hereby without limitation. All covenants, agreements and undertakings of the Parties contemplating performance after the Closing Date shall survive the Closing Date in accordance with their terms, subject to the expiration of the applicable statute of limitations for any claim relating thereto.

(b) If an indemnification claim under Section 7.1(a) or Section 7.2(a) is properly asserted in writing pursuant to Section 7.3 prior to the expiration as provided in Section 7.4(a) of the representation or warranty that is the basis for such claim, then such representation or warranty shall survive until, but only for the purpose of, the resolution of such claim.

7.5 Limitations.

(a) Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement (with the exception of claims based upon fraud):

(i) no individual claim (or series of related claims) for indemnification under Section 7.1(a) or Section 7.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of [*];

(ii) the Seller shall be liable with respect to claims under Section 7.1(a) only if the aggregate Damages related to such claims, when considered together, exceeds [*] in which case the Seller shall be liable for all such Damages, and not only those Damages in excess of such amount; and

(iii) the aggregate liability of the Seller for all Damages under Section 7.1(a) shall not exceed [*], except with respect to an inaccuracy in any of the representations or warranties set forth in Section 3.1, 3.2, 3.4, and 3.14, which shall not be subject to such limitation.

(b) In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VII that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages (except to the extent same are owing pursuant to a third party claim). Each Party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Damages for which indemnification is provided to it under this Article VII.

(c) The amount of Damages recoverable by an Indemnified Party under this Article VII with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Damages to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any Tax benefit realized by such Indemnified Party (or an Affiliate thereof) which is attributable to the Damages to which such indemnity claim relates. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all Tax benefits to which it may be entitled in connection with any Damages it incurs, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any Damages or any indemnification obligations with respect to Damages. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Damages for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party,

[*]	CONFIDENTIAL TREATMENT REQUESTED

within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article VII with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Damages with respect to such claim which the Indemnified Party has become entitled to receive under this Article VII.

(d) Except with respect to claims for fraud or for equitable relief, including specific performance, made with respect to breaches of any covenant or agreement contained in this Agreement or the Ancillary Agreements, the rights of the Indemnified Parties under this Article VII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims covered by Section 7.1 or Section 7.2 or otherwise relating to the transactions that are the subject of this Agreement. Without limiting the generality of the foregoing, except with respect to claims based on fraud, in no event shall any Party, its successors or permitted assigns be entitled to claim or seek rescission of the transactions consummated by this Agreement.

7.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price to the maximum extent allowable under applicable law.

ARTICLE VIII–

TERMINATION

8.1 Termination of Agreement.

The Parties may terminate this Agreement prior to the Closing as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Seller in the event the Seller is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause any of the conditions set forth in Section 6.1(a) or Section 6.1(b) not to be satisfied and (ii) is not cured by the earlier of January 9, 2006 or ten (10) days following delivery by the Buyer to the Seller of written notice of such breach, unless such breach is not capable of cure within such period, in which event the Buyer may terminate this Agreement immediately;

(c) the Seller may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in breach of any representation, warranty, covenant or agreement contained in this Agreement and such breach (i) would cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied and (ii) is not cured by the earlier of January 9, 2006 or ten (10)days following delivery by the Seller to the Buyer of written notice of such breach, unless such breach is not capable of cure within such period, in which event the Seller may terminate this Agreement immediately;

(d) the Buyer may terminate this Agreement by giving written notice to the Seller if the Closing shall not have occurred on or before January 9, 2006 by reason of the failure of any condition precedent under Section 6.1 (unless the failure results from a breach by the Buyer of any representation, warranty, covenant or agreement contained in this Agreement); and

(e) the Seller may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 9, 2006 by reason of the failure of any condition precedent under Section 6.2 (unless the failure results from a breach by the Seller of any representation, warranty, covenant or agreement contained in this Agreement).

8.2 Effect of Termination.

If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except if such termination resulted from the (a) willful failure of either Party to fulfill a condition to the performance of the obligations of the other Party, (b) failure to perform a covenant of this Agreement or (c) breach by either Party of any representation or warranty or agreement contained herein ) except for the provisions of Section 9.1(d) relating to confidentiality, Section 10.1 relating to press releases and announcements and Section 10.8 relating to expenses shall survive such termination.

ARTICLE IX–

ADDITIONAL COVENANTS

9.1 Access to Information; Record Retention; Cooperation.

(a) Access to Information. Subject to compliance with contractual obligations and applicable laws, during the five (5)-year period following the Closing, after not less than five (5) days prior written notice, each Party shall afford to the other Party and to such Party’s authorized accountants, counsel, bank auditors and other designated representatives during normal business hours in a manner so as to not unreasonably interfere with the conduct of business (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party to the extent such access may reasonably be required by the Party seeking access solely in connection with matters relating to or affected by the Product Operations, as to the Seller, for periods prior to the Closing Date, and as to the Buyer, for periods on and after the Closing Date and (ii) reasonable access to the personnel of such Party. Requests may be made under this Section 9.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.

(b) Retention of Records. Except as may otherwise be required by law or agreed to in writing by the Parties, each Party shall use reasonable commercial efforts to preserve, until five (5) years after the Closing Date, all Information in its possession or control pertaining to the Product Operations after January 1, 2002.

(c) Confidentiality.

(i) From and after the Closing, each Party shall hold, and shall cause its respective Affiliates, auditors, attorneys, financial advisors, bankers and other consultants and advisors, to hold, in strict confidence all Information concerning the other Party furnished to it by the other Party or such other Party’s representatives pursuant to this Agreement, the Transition Services Agreement, or the Confidentiality Agreement except to the extent that such Information:

(A)	is or becomes generally available to the public other than as a result of any breach of the obligations provided for by this Section 9.1(c);

(B)	such Party can demonstrate that such Information was within the possession of the receiving Party prior to it initially being furnished to the receiving Party by or on behalf of the disclosing Party; or

(C)	is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such Information did not breach any obligation of confidentiality to the disclosing Party.

(ii) Each Party shall not release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by applicable Laws or so as not to violate the rules of any stock exchange, law, order, or regulation of a Governmental Authority; provided, however, that in the case of disclosure compelled by judicial or administrative process, the receiving Party shall (to the extent permitted by applicable law) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may seek an appropriate protective order or other appropriate remedy; and provided further that the receiving party shall use reasonable efforts to avoid and/or minimize such disclosure.

9.2 Use of Name and Seller’s NDC Number for Inventory Transition Period.

(a) Buyer shall be entitled to continue to use the Corporate Names (as defined below) and Seller’s NDC Number for the Delatestryl® Product on the existing labeling and packaging for the Closing Product Inventory until the Closing Product Inventory is exhausted (the “Inventory Transition Period”) and Buyer shall not be required to sticker any such Closing Product Inventory. “Corporate Names” means the trademark and service mark “Savient”, the corporate logos and trade names of Seller, including the word “Savient” together with any variations and derivatives thereof and any other logos, symbols or trademarks, trade names or service marks of Seller, excluding the Trademark Rights. Buyer shall, in connection with any use of the Corporate Names and Seller’s NDC Number pursuant to this Section 9.2(a), provide a written notice contemporaneously with each shipment from [*] of the Closing Product Inventory, substantially to the following effect: “Any Delatestryl products sold on or after [closing date], regardless of labeling, are being sold and distributed by or on behalf of Indevus Pharmaceuticals, Inc. For product questions, concerns or complaints, please contact Indevus at [insert phone number, address and email address.”

[*]	CONFIDENTIAL TREATMENT REQUESTED

(b) Subject to the terms and conditions herein, Seller hereby grants a non-exclusive, non-transferable license to the Buyer and its Affiliates to use the Corporate Names on the labeling and packaging of the Closing Product Inventory and on Delatestryl® Vials themselves, in each case to the extent specified herein. The royalty-free licenses to use the Corporate Names set forth in this Section 9.2 shall not prohibit the Seller or any of its Affiliates from using the Corporate Names (or any similar name or logo) during the term of the respective license or thereafter in any manner. Except as set forth herein, Seller shall retain all right, title and interest in and to the Corporate Names. All use of the Corporate Names by Buyer shall be for the benefit of Seller. Buyer expressly acknowledges that Seller owns the Corporate Names, and agrees that it will not attack, dispute or contest the validity of or ownership of the Corporate Names, or any registrations issued or issuing with respect thereto. During the Inventory Transition Period, Seller shall have the right to monitor the quality of any Delatestryl® Products distributed by Buyer that bear the Corporate Names to ensure that such products meet the quality standards established by Seller for such products, taking into account the nature of the Delatestryl® Product and the quality of their manufacture and distribution and applicable Laws, provided, however, that Seller agrees that (i) unexpired Delatestryl® Vials constituting the Closing Product Inventory that have not been altered or damaged following the Closing and (ii) Delatestryl® Vials sold by Buyer that otherwise meet the Seller’s quality standards, shall each be deemed to meet the Seller’s quality standards. In the event it is determined that Delatestryl® Products bearing the Corporate Names fail to satisfy such quality standards and such failure is not remedied within thirty (30) days of notice thereof from Seller, Seller shall have the right to terminate Buyer’s right to use the Corporate Names by providing written notice to such effect to Buyer. Immediately after the Closing, Seller shall cease and desist from using any trademark, service mark or trade name comprising in part the Acquired Assets, whether or not registered, or any trademark, service mark or trade name similar or related thereto, including the Trademark Rights.

(c) Notwithstanding the provisions of Section 9.2(a) and (b),

(i) for a period of one hundred fifty (150) days after the Closing Date, the Buyer may utilize Seller’s sales promotional aids, literature and other printed material of the Product Operations, provided such material clearly and prominently displays the following statement or a statement of similar import, the form of which shall be approved by the Seller, which approval shall not be unreasonably withheld or delayed: “Delatestryl®, formerly a product of Savient Pharmaceuticals, Inc. Please contact Indevus Pharmaceuticals, Inc., for product questions, concerns or complaints, at [insert phone number, address and email address].” Promptly following the Closing Date, the Buyer will implement a plan to eliminate the use of all such material within such one hundred fifty (150) day period; and

(ii) the Buyer may disclose to its customers and potential customers that it is conducting the Product Operations as a successor to the Seller’s rights and assets relating thereto from and after the Closing Date.

(d) Seller shall maintain its Delatestryl® Product listing(s), including the applicability of Seller’s NDC Number, and establishment registration(s) with the FDA, or other applicable Medical Product Regulatory Authorities, as required for manufacture and distribution of the Delatestryl® Product until such time as Seller-labeled Delatestryl® Product can reasonably be expected to no longer be available in the market place and in any event until the latest expiry of lots of Delatestryl® Product included in the Closing Product Inventory. Seller shall maintain and make available to the FDA and/or DEA in the event of any inspection relating to the manufacturing of the Delatestryl® Product all records as required by applicable Laws relating to the periods prior to the Closing, and for such other time periods as may be required by applicable Laws.

9.3 Collection of Accounts Receivable.

The Buyer agrees that it shall forward promptly to the Seller any monies, checks or instruments received by the Buyer after the Closing with respect to any accounts receivable included as an Excluded Asset pursuant to this Agreement.

9.4 Restrictive Covenants.

(a) Seller will not, and will cause its controlled Affiliates not to, directly or indirectly, distribute, manufacture, market or sell (or cause to manufacture on its own behalf or on behalf of any other Person by any manufacturer, or cause to be distributed, marketed or sold on its own behalf or on behalf of any other Person through any distributor or chain of distribution) any Competing Product for a period of five (5) years following the Closing Date.

(b) Until the second anniversary of the Closing Date, neither Party will solicit or hire employees of the other Party without the other Party’s prior written consent. Notwithstanding the foregoing, neither Party is prevented from employing, or attempting to employ, any employee of the other Party who approaches such party on an unsolicited basis concerning employment or who responds to a solicitation or advertisement for employment that is made to the general public.

(c) Seller, on behalf of itself and its controlled Affiliates, acknowledges that in view of the nature of the Product Operations and the objectives of the Parties in entering into the Agreement, the restrictions contained in this Section 9.4 are reasonable and necessary to protect the legitimate business interests of the Buyer after the Closing, and that any breach or threatened breach of the provisions of this Section 9.4 will cause irreparable injury to Buyer for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Section 9.4, Buyer shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without the necessity of posting a bond, restraining Seller or such Affiliate from committing such breach or threatened breach.

9.5 Rebate Charges; Wholesaler Charges.

(a) The Buyer shall promptly forward to the Seller any invoice or other communication that it receives that covers or relates to any Rebate Charges or Wholesaler Charges with respect to Delatestryl® Product sold prior to the Closing. For purposes of this Section 9.5, (i) with respect to Wholesaler Charges, all Delatestryl® Product indicating Seller’s

NDC Number and bearing a lot number that is associated with a wholesaler’s invoice dated prior to the Closing Date shall be deemed sold prior to the Closing; and (ii) with respect to Rebate Charges, in the event it is not readily determinable from any invoice of a Rebate Party that indicates (A) Seller’s NDC Number and (B) prescriptions for Delatestryl® Product written or dispensed during the Quarter in which the Closing occurred or any subsequent Quarter, when the Delatestryl® Product was sold, then Delatestryl® Product deemed sold prior to the Closing, and the percentage of the Rebate Charges invoiced with respect to any such Quarter for which Seller shall be financially responsible and liable, shall be:

(i) if for the Quarter in which the Closing occurred, the sum of the number of days in the Quarter prior to the Closing plus the number of Trade Inventory Days as of the Closing Date exceeds the total number of days in the Quarter, [*] of such Rebate Charges;

(ii) if for the Quarter in which the Closing occurred, the sum of the number of days in the Quarter prior to the Closing plus the number of Trade Inventory Days as of the Closing Date is less than the number of days in the Quarter, the product obtained by multiplying (A) the total Rebate Charges for such Quarter by (B) the quotient obtained by dividing the sum of the number of days in the Quarter prior to the Closing Date plus the number of Trade Inventory Days as of the Closing Date, by the total number of days in the Quarter; and

(iii) if for the Quarter in which the Closing occurred, the sum of the number of days in the Quarter prior to the Closing plus the number of Trade Inventory Days as of the Closing Date is greater than the number of days in the Quarter, then for the next Quarter, the product obtained by multiplying (A) the total Rebate Charges for such Quarter by (B) the quotient obtained by dividing the remaining number of Trade Inventory Days as of the Closing Date that were not included in the calculations for the Quarter in which the Closing occurred, by the total number of days in the Quarter.

The Parties shall cooperate with each other and provide to the other Party such information as may be reasonably requested by either Party to evaluate, calculate and determine claims made for Rebate Charges and Wholesaler Charges accordance with the terms of this Section 9.5 and for compliance with GAAP. Subject to the terms of this Section 9.5, Seller shall be financially responsible and liable for all Rebate Charges and Wholesaler Charges for Delatestryl® Product sold prior to the Closing and the amount of any such Wholesaler Charges shall not exceed the historical wholesaler acquisition cost at the time of original purchase (“WAC”) for the Delatestryl Product relating to such Wholesaler Charges. Seller shall pay directly the Rebate Charges for which the Seller is financially liable and responsible pursuant to this Section 9.5, and Buyer shall initially pay, on Seller’s behalf, any Wholesaler Charges for which the Seller is financially liable and responsible pursuant to this Section 9.5, in each case in accordance with the terms of the terms of the agreements or other instruments pursuant to which such Rebate Charges or Wholesaler Charges were granted. Any payments or charges paid or incurred by Buyer for any Rebate Charges or Wholesaler Charges for which the Seller is financially liable and responsible pursuant to this Section 9.5 shall be credited against amounts otherwise payable to Seller under Sections 2.2(a)(iii) or (iv) or Section 2.4.

(b) From and after the Closing Date, Buyer shall not grant any retroactive price reductions with respect to Delatestryl® Product sold prior to the Closing Date.

[*]	CONFIDENTIAL TREATMENT REQUESTED

9.6 Returns of Delatestryl® Product.

(a) Except in the case of product recalls or returns for damaged or dated products, and except where required in order to comply with applicable Law or as a result of a serious adverse event involving the Delatestryl® Product (as may be reasonably determined by Buyer), the Buyer shall not take any action or omit to take any action with the intention of causing, inducing or otherwise encouraging former customers and wholesalers of the Seller to return Delatestryl® Product that were originally sold by the Seller.

(b) Seller will be financially responsible for all returns of Delatestryl® Product sold prior to the Closing, including reasonable direct third-party costs associated with the processing of any claims related thereto. Subject to this Section 9.6, the Buyer shall be financially responsible for all returns of Delatestryl® Product sold after the Closing. For purposes of this Section 9.6 (i) all returns of Delatestryl® Product indicating Seller’s NDC Number and bearing a lot number that is associated with a wholesaler’s invoice dated prior to the Closing Date or that otherwise can be identified as having been sold by Seller, shall be deemed sold prior to the Closing; and (ii) all returns of Delatestryl® Product either (A) indicating Buyer’s NDC Number or (B) indicating Seller’s NDC Number and bearing a lot number that is associated with a wholesaler’s invoice dated after the Closing Date or that otherwise can be identified as having been sold by Buyer, shall be deemed sold after the Closing.

(c) Seller and Buyer will use reasonable efforts to request that customers direct all Delatestryl® Product returns to [*]. All returned Delatestryl® Products received by the Buyer or Seller after the Closing Date will be destroyed by such party at its respective returns handling facility. After such destruction, each party will forward to the other party any necessary accompanying documentation to determine the appropriate credit.

(d) Buyer shall initially make on Seller’s behalf all payments for returns of Delatestryl® Product for which the Seller is financially responsible pursuant this Section 9.6 in accordance with the Seller’s returned goods policy in effect as of the Closing Date. The amount of such payments made by Buyer made pursuant to the immediately preceding sentence, as well as any direct, third-party expenses or other charges or credits incurred by Buyer pursuant to this Section 9.6 will be credited against amounts otherwise payable to Seller under Sections 2.2(a) (iii) or (iv), Section 2.4 or Section 2.5. The dollar value of returned Delatestryl® Product paid or credited for by the Buyer pursuant to this Section 9.6 shall be determined in accordance with the Seller’s returned goods policy in effect as of the Closing Date and with respect to Wholesaler Charges, the amount of any such Wholesaler Charges shall not exceed the WAC at the time of original purchase for the Delatestryl Product relating to such Wholesaler Charges.

9.7 Complaints; Recalls.

Buyer and Seller shall each inform the other Party in accordance with this Section 9.7 of Delatestryl® Product complaints, including product returns, that relate to Delatestryl® Product for which the other Party bears financial or regulatory responsibility. Buyer shall notify Seller within three Business Days of becoming aware of a complaint involving Delatestryl® Product sold or deemed to have been sold by Seller pursuant to Section 9.6(b) of this Agreement. Seller shall notify Buyer within three Business Days of becoming aware of a complaint involving

[*]	CONFIDENTIAL TREATMENT REQUESTED

Delatestryl® Product sold or deemed to have been sold by Buyer pursuant to Section 9.6(b) of this Agreement. All communications relating to the performance or condition of the Delatestryl® Product, and all communications relating to adverse experiences in association with, but not necessarily due to, the Delatestryl® Product that are received by any means at Seller shall be forwarded to Buyer until Seller-labeled Delatestryl® Product can reasonably be expected to no longer be available in the market place and in any event until expiry of last known lot included in the Closing Product Inventory. Each Party shall timely cooperate, as requested by the other, in investigating complaints and completing complaint investigations, including providing information applicable to each complaint. In the event of any recall of or field notification with respect to the Delatestryl® Product following the Closing, Seller shall make available such records and other information, and provide such efforts as are necessary and appropriate in connection with such recall as required by applicable Laws and in accordance with any agreements reached between Buyer and the FDA, in connection with any recall of the Delatestryl® Product.

9.8 Insurance.

Seller shall maintain for at least five (5) years from the Closing Date general commercial liability and product liability insurance policies covering the Delatestryl® Product with insurance companies rated not less than “A-” by A.M. Best Company, Inc. with primary coverage of at least [*] and excess coverage of at least [*] subject to such exclusions and deductibles that are comparable to those contained in the policies listed in Section 3.18 of the Seller’s Disclosure Schedule.

9.9 Enforcement of Seller’s Rights under Assigned Contracts.

To the extent that Seller, after exercising commercially reasonable efforts to do so, is not able to effectively enforce its rights under any Assigned Contract for the period from and after the Closing, Buyer shall use reasonable efforts to do so on Seller’s behalf, provided that in connection therewith, Buyer shall not be required to incur any third-party costs or expenses (unless Seller advances to Buyer the amounts of any such costs), or otherwise assume any of Seller’s obligations or liabilities thereunder.

ARTICLE X–

MISCELLANEOUS

10.1 Press Releases and Announcements.

Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or securities exchange or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure for the first time that specific information is to be disclosed, but shall not be required to do so for any subsequent disclosure of substantially similar information that has previously been disclosed).

[*]	CONFIDENTIAL TREATMENT REQUESTED

10.2 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and, to the extent specified herein, their respective Affiliates.

10.3 Entire Agreement.

This Agreement (including the documents referred to and incorporated by reference herein), the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the Buyer and the Seller with respect to the subject matter hereof and supersede any prior agreements or understandings between the Buyer and the Seller and any representations or statements made by or on behalf of the Seller or any of its respective Affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreement.

10.4 Succession and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. Neither Party may assign any of its rights or delegate any of its performance obligations hereunder without the prior written approval of the other Party, provided, however, that either Party shall have the right to assign this Agreement or any of its rights or delegate any of its obligations hereunder without such approval (a) after thirty (30) days following the expiration of the Deferred Payment Period; or (b) at any time in connection with any assignment by either party to any Affiliate of such party or to any Person to whom all or substantially all of such party’s assets are transferred or in connection with a merger, sale of all of such party’s stock, consolidation or other similar corporate transaction or change of control of such party, provided that such Person assumes this Agreement in writing and agrees to be bound by and to comply with the terms and conditions hereof. Any purported assignment of rights or delegation of performance obligations in violation of this Section 10.4 is void.

10.5 Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Buyer:	Copy to:

Indevus Pharmaceuticals, Inc.	Dreier LLP
33 Hayden Avenue	499 Park Avenue
Lexington, MA 02421	New York, NY 10022
Attention: Glenn L. Cooper, M.D.,	Attention: Jill M. Cohen, Esq.
President and Chief Executive Officer	Fax Number: [*]
Fax Number: [*]

If to the Seller:	Copy to:

Savient Pharmaceuticals, Inc.	Wilmer Cutler Pickering Hale and Dorr LLP
One Tower Center, 14th Floor	399 Park Avenue
East Brunswick, NJ 08816	New York, NY 10022
Telecopy: [*]	Telecopy: [*]
Attention: Philip K. Yachmetz, Senior Vice President - Corporate Strategy & General Counsel	Attention: Stuart R. Nayman, Esq.

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

10.6 Amendments and Waivers.

The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective.. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.7 Severability.

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the

[*]	CONFIDENTIAL TREATMENT REQUESTED

body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.8 Expenses.

Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.9 Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any state or federal court sitting in the State of New York in accordance with Section 10.11.

10.10 Governing Law.

This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

10.11 Submission to Jurisdiction.

Each Party consents and (a) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party seeks an injunction or any other equitable remedy and with respect to disputes specifically excluded from the provisions of Section 10.17, (b) submits to the exclusive jurisdiction of any state or federal court sitting in the State of New York in any action or proceeding for the enforcement of any arbitration decision pursuant to Section 10.17, with respect to all actions and proceedings arising out of or relating to this Agreement other than those described by clause (a) above, (c) agrees that all claims in respect of such action or proceeding may be heard and determined only in any such court, (d) waives any claim of inconvenient forum or other challenge to venue in such court, and (e) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each Party may make service on the other Party, and each Party agrees to accept service, of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.5. Nothing in this Section 10.11, however, shall affect the right of any Party to serve such summons, complaint or initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.

(e) All references to “$,” “Dollars” or “US$” refer to currency of the United States of America.

(f) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

10.13 Waiver of Jury Trial.

To the extent permitted by applicable law, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.

10.14 Exhibits and Schedules.

The Exhibits and Schedules (including the Seller’s Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Counterparts and Facsimile Signature.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.16 Transfer and Sales Tax.

(a) Notwithstanding any provisions of law imposing the burden of such Taxes on the Seller or the Buyer, as the case may be, Buyer and Seller [*] (a) all sales, use and transfer Taxes, and (b) all similar governmental charges, if any, upon the sale or

[*]	CONFIDENTIAL TREATMENT REQUESTED

transfer of any of the Acquired Assets hereunder. If a party shall fail to pay such amounts to be paid by it on a timely basis, the other party may pay such amounts to the appropriate Governmental Authority or Authorities, and the defaulting party shall promptly reimburse the other party for any amounts so paid by such party. Seller and Buyer shall cooperate with each other and use their reasonable best effects to minimize such taxes and charges and each Party agrees to timely sign and deliver to the other party such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns with respect to, such Taxes and to use commercially reasonable efforts to obtain any certificate or document from any Governmental Authority as may be necessary to mitigate such Taxes.

(b) Liability for other Taxes. Seller shall be liable for all Taxes with respect to the Product Operations or Acquired Assets (i) for any taxable year or period that ends on or before the Closing Date and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period ending on and including the Closing Date. Except as specifically set forth in Section 10.16 (a), Buyer shall be liable for (i) all Taxes with respect to the Product Operations or the Acquired Assets with respect to any taxable year or period beginning after the Closing Date, and (ii) with respect to any taxable year or period beginning before and ending after the Closing Date, for the portion of such taxable year or period beginning after the Closing Date. Notwithstanding the foregoing, except as set forth in Section 10.16(a), Seller shall remain liable for, and in no event shall Buyer be liable for (i) any of Seller’s franchise taxes, transfer taxes, withholding taxes, taxes based on net worth, any income received by Seller in settlement of Seller’s accounts receivable or accounts payable, real estate taxes, or other similar taxes, regardless of when incurred by Seller, and (ii) any liability of Seller by reason of the inclusion of Seller in a consolidated or combined Tax Return with a third party.

10.17 Arbitration.

(a) In the event that any dispute, controversy or claim arises under this Agreement, that cannot be settled by the Buyer and the Seller, either Party may proceed to institute an arbitration proceeding and such dispute, controversy or claim shall be settled by arbitration in accordance with the following:

(i) Applicable Rules. A single arbitrator shall conduct the arbitration proceedings in accordance with the provisions of the Federal Arbitration Act (99 U.S.C. Section 1 et seq.) (the “Federal Arbitration Act”) and the Commercial Arbitration Rules of the American Arbitration Association (the “Arbitration Rules”). The arbitration shall be held in New York, New York.

(ii) Initiation of Arbitration. To submit a dispute, controversy or claim to arbitration, either the Buyer or the Seller shall furnish to the other and the American Arbitration Association a notice (the “Arbitration Notice”) containing (A) the name and address of the complaining Party, (B) the nature of the dispute, controversy or claim in reasonable detail, (C) its intent to commence arbitration proceeding under this Agreement and (D) the other information required under the Federal Arbitration Act and the Arbitration Rules.

(iii) Selection of Arbitrator. Within twenty (20) Business Days after delivery of the Arbitration Notice, the Buyer and the Seller shall seek to agree upon one arbitrator. If the Parties cannot mutually agree upon an arbitrator within the twenty (20) Business Day period after delivery of the Arbitration Notice, the American Arbitration Association shall select such arbitrator from the list of the American Arbitration Association’s National Panel of Commercial Arbitrators. The arbitrator shall be an individual not subject to disqualification under Rule No. 19 (or any successor rule) of the Arbitration Rules (or any successor rule).

(iv) Discovery. In addition, each party shall have the right to take discovery of the other party by any or all methods provided in the Federal Rules of Civil Procedure. The arbitrator may upon request exclude any evidence not made available to the other party pursuant to a proper discovery request from being used in the arbitration.

(v) Judgment. The determination of the arbitrator as to the resolution of the dispute, controversy or claim shall be final and binding and conclusive to the maximum extent permitted by law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. This agreement to arbitrate is irrevocable.

(b) Fees and Expenses. Any reasonable fees and expenses incurred by any Party in connection with resolving any dispute, claim or controversy under this Section 10.17, including without limitation any legal fees or fees and expenses incurred in connection with any arbitration proceeding held pursuant to Section 10.17(a), shall be borne by such Party unless otherwise determined by the arbitrator.

(c) No Limitation. Nothing in this Section 10.17 shall be construed as limiting in any way the right of a Party to seek a temporary restraining order or other injunctive relief with respect to any actual or threatened breach of this Agreement from a court in accordance with Section 10.11. Should any Party seek a temporary restraining order or other injunctive relief, then for purposes of determining whether to grant such temporary restraining order or other injunctive relief, the dispute underlying the request for such temporary restraining order or other injunctive relief may be heard by a court in accordance with Section 10.11.

10.18 Bulk Transfer Laws. The Parties hereto waive compliance with the requirements of any applicable “bulk sales” laws in connection with the consummation of the transactions contemplated hereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SAVIENT PHARMACEUTICALS, INC.

By:	/s/ Philip K. Yachmetz
Name:	Philip K. Yachmetz
Title:	SVP and General Counsel

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper, M.D.
Title:	President and Chief Executive Officer